UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14A

___________________

Proxy Statement Pursuant To Section 14(A) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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B. RILEY FINANCIAL, INC.

(Name of Registrant As Specified In Its Charter)

_________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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B. RILEY FINANCIAL, INC.

April 20, 2021

Dear Fellow Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of B. Riley Financial, Inc., on May 27, 2021 at 8:00 a.m. Pacific Time.

In light of on-going developments related to coronavirus (COVID-19) and after careful consideration, the Board of Directors has determined to hold a virtual annual meeting in order to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost. We believe this is the right choice for B. Riley Financial, Inc. at this time, as it enables engagement with our shareholders, regardless of size, resources, or physical location while safeguarding the health of our shareholders, Board of Directors, and management. We hope you will be able to attend the virtual meeting online.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. Both stockholders of record and “street name” stockholders will be able to attend the annual meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the annual meeting. Please see the attached proxy statement for important registration and access information.

Whether or not you plan to attend the annual meeting online, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to the inspector of elections in the postage-prepaid envelope provided, or to promptly use the telephone or Internet voting system. If you do attend the virtual meeting and wish to vote online during the meeting, you may withdraw your proxy at that time.

Sincerely,

Bryant R. Riley
Chairman and Co-Chief Executive Officer

B. RILEY FINANCIAL, INC.
11100 SANTA MONICA BOULEVARD, SUITE 800
LOS ANGELES, CA
310-966-1444

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 27, 2021

To the Stockholders of B. Riley Financial, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of B. Riley Financial, Inc. (the “Company”) will be held on May 27, 2021, at 8:00 a.m. Pacific Time, exclusively via live webcast, for the following purposes:

1.      To elect eight (8) directors to hold office for a one-year term to expire at the Company’s 2022 Annual Meeting of Stockholders or until their successors are elected and duly qualified.

2.      To ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

3.      To approve the B. Riley Financial, Inc. 2021 Stock Incentive Plan.

4.      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The Company’s Board of Directors has fixed the close of business on April 12, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the virtual meeting. To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form.

By Order of the Board of Directors,

Bryant R. Riley
Chairman and Co-Chief Executive Officer

Los Angeles, California
April 20, 2021

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING ONLINE. WHETHER OR NOT YOU EXPECT TO ATTEND THE VIRTUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. PLEASE NOTE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME AND EMAIL THAT PROXY TO virtualmeeting@viewproxy.com, NO LESS THAN ONE HOUR IN ADVANCE OF THE MEETING.

B. RILEY FINANCIAL, INC.
11100 SANTA MONICA BOULEVARD, SUITE 800
LOS ANGELES, CA
(310) 966-1444

PROXY STATEMENT
2021 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 27, 2021

i

B. RILEY FINANCIAL, INC.
11100 SANTA MONICA BOULEVARD, SUITE 800
LOS ANGELES, CA
310-966-1444

PROXY STATEMENT
For Annual Meeting of Stockholders to be held on May 27, 2021

General

The enclosed proxy is solicited on behalf of our Board of Directors (the “Board” or “Board of Directors”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of B. Riley Financial, Inc. to be held on May 27, 2021, at 8:00 a.m. Pacific Time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be a virtual meeting conducted exclusively via live webcast.

We expect to mail this proxy statement to our stockholders on or about April 20, 2021.

All references to “us”, “we”, “our”, “B. Riley” and “the Company” refer to B. Riley Financial, Inc. and its subsidiaries.

Solicitation of Proxies

The Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or if no designation is made, they will vote the proxies FOR the election of all of the director nominees, FOR proposal 2 and FOR proposal 3. In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement, or adjournment of the Annual Meeting. As of the date of this Proxy Statement, the Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.

Shares Outstanding and Required Vote

Only holders of record of shares of our common stock at the close of business on the record date, April 12, 2021, will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on April 12, 2021, the Company had 27,194,909 shares of common stock outstanding and entitled to vote held by 125 stockholders of record. Each holder of record of shares of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock entitled to vote are represented at the meeting, either present online or by proxy. All votes will be tabulated by the inspector of elections appointed for the meeting by the board of directors, who will tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker shares that are voted as to any matter at the meeting will be included in determining if a quorum is present online or represented at the Annual Meeting. Any broker holding shares of record for you is not entitled to vote on certain matters unless the broker receives voting instructions from you. Uninstructed shares, or broker non-votes, result when shares are held by a broker who has not received instructions from its customer on such matters and the broker has so notified us on a proxy form in accordance with industry practice or has otherwise advised us that the broker lacks voting authority. The effects of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting are discussed under each item.

Information on How to Attend the Annual Meeting Virtually

To participate in the virtual meeting, you must register at http://viewproxy.com/brileyfin/2021/htype.asp by 8:59 p.m. Pacific Time on May 24, 2021. Once you register, you will be sent a unique link and password for the webcast.

•        Record Holders:    To register, holders of record will be required to enter their name, phone number and address information and they will be asked to indicate if they plan to vote at the meeting.

•        Beneficial Holders:    For beneficial holders, you will be asked to enter the same information. In addition, as part of registration beneficial holders will be asked to upload or email a legal proxy from their bank or broker. Accordingly, beneficial holders must request a legal proxy from their bank or broker in order to vote during the meeting. If you choose to attend the meeting and not vote, you will not need a legal proxy but you will need to provide proof of ownership by uploading during registration your most recent broker account statement, copy of a proxy card, or voter instruction form so that we can verify your ownership of B. Riley Financial, Inc. stock. On the day of the annual meeting, you may only vote during the meeting by e-mailing or uploading a copy of your legal proxy to virtualmeeting@viewproxy.com during registration or no less than one hour in advance of the meeting.

In order to vote at the annual meeting, you will need a control number. If you are a holder of record, your virtual control number will be printed on your proxy card. If you are a beneficial holder that has requested to vote during the meeting and has uploaded or emailed a legal proxy from your broker or banker, a control number will be assigned to you during the registration process.

On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by logging in using the link and password you received via email in your registration confirmation. The meeting webcast will begin promptly at 8:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online login will begin at 7:30 a.m. Pacific Time, and you should allow ample time for the login procedures. If you experience technical difficulties during the check-in process or during the meeting please e-mail virtualmeeting@viewproxy.com or call 1-866-612-8937.

How to Vote

You may vote by attending the virtual Annual Meeting and voting online during the Annual Meeting webcast or you may vote by submitting a proxy. If you hold your shares of common stock in street name you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.

If you plan to attend the virtual Annual Meeting and wish to vote online, there will be a voting link on the virtual meeting web page. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote online at the Annual Meeting, your online vote at the Annual Meeting will not be effective unless you email a legal proxy, issued in your name from your broker, bank or other nominee, to virtualmeeting@viewproxy.com, no less than one hour in advance of the meeting, but preferably by the registration deadline. Even if you plan to attend the virtual Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting. See above under “— Information on How to Attend the Annual Meeting Virtually” for more details on the registration and access process.

Even if you plan to attend the virtual Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.

Revocation of Proxies

You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Continental Stock Transfer and Trust Company, our transfer agent. If you are a stockholder of record and give a proxy, you may revoke it at any time before its use, either:

(1)    by revoking it online at the Annual Meeting;

(2)    by writing, delivered to our Corporate Secretary at 11100 Santa Monica Boulevard, Suite 800, Los Angeles, CA 90025 before the proxy is used; or

(3)    by a later dated proxy card delivered to us at the above noted address before the proxy is used.

Your presence at the virtual meeting will not revoke your proxy, but if you attend the meeting and cast an online ballot, your proxy will be revoked as to the matters on which the ballot is cast.

If you hold your shares through a broker, bank, trustee or other nominee, please follow the instructions provided by your broker or other nominee as to how you may change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote online at the Annual Meeting.

Cost and Method of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Stockholder List

A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, via a secure link that will be provided during the virtual meeting. The link will provide a protected PDF version of our registered stockholders list.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2021.

Copies of this proxy statement and our 2020 Annual Report to stockholders are also available online at: http://www.viewproxy.com/brileyfin/2021.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The B. Riley board of directors has nominated each of Robert L. Antin, Robert D’Agostino, Thomas J. Kelleher, Randall E. Paulson, Bryant R. Riley, Michael J. Sheldon, Mimi K. Walters and Mikel H. Williams to be elected as a director at the B. Riley annual meeting. If elected, the nominees will serve as directors until B. Riley’s annual meeting of stockholders in 2022, or until their respective successors are duly elected and qualified or their earlier death, resignation, or removal. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although B. Riley knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the B. Riley board of directors may designate. Upon expiration of the term of any director, the successor to such director (or such director, if such director is re-elected) will be elected for a one-year term at the next annual meeting of stockholders.

There are no familial relationships between any of B. Riley’s directors or B. Riley’s executive officers and any other director or executive officer. No arrangement or understanding exists between any nominee and any other person or persons pursuant to whom any nominee was or is to be selected as a director or director nominee of B. Riley.

Information Regarding Directors

The following table provides the name, age and position(s) of each of our directors as of March 31, 2021:

Name	Age	Committees
Bryant R. Riley	54	None.
Thomas J. Kelleher	53	None.
Robert L. Antin	71	Compensation Committee, Corporate Governance Committee*
Robert D’Agostino	54	Audit Committee, Compensation Committee*
Randall Paulson	59	Audit Committee
Michael J. Sheldon	61	Compensation Committee
Mimi K. Walters	58	Corporate Governance Committee
Mikel H. Williams	64	Audit Committee*, Corporate Governance Committee

____________

*        Chairman of the respective committee.

Our Nominees for Director

Bryant R. Riley has served as our Chairman and Co-Chief Executive Officer since June 2014 and July 2018 respectively, and as a director since August 2009. He also previously served as our Chief Executive Officer from June 2014 to July 2018. In addition, Mr. Riley served as the Chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 until its combination with FBR Capital Markets & Co., LLC in 2017; Chief Executive Officer of B. Riley & Co., LLC from 1997 to 2006; as Chairman of B. Riley Principal Merger Corp. from April 2019 to February 2020, at which time it completed its business combination with Alta Equipment Group, Inc. (NYSE: ALTG) and as Chairman of B. Riley Principal Merger Corp II from May 2020 to November 2020 at which time it had completed it business combination with Eos Energy Enterprises (Nasdaq: EOSE). Mr. Riley has served as director of Select Interior Concepts, Inc. (NASDAQ: SIC) since November 2019. He also previously served on the board of Babcock & Wilcox Enterprises, Inc. (NYSE: BW) from April 2019 to September 2020, Sonim Technologies, Inc. (NASDAQ: SONM) from October 2017 to March 2019 and Franchise Group, Inc. (NASDAQ: FRG) (fka Liberty Tax, Inc.) from September 2018 through March 2020. Mr. Riley received his B.S. in Finance from Lehigh University. Mr. Riley’s experience and expertise in the investment banking industry provides the Board with valuable insight into the capital markets. Mr. Riley’s extensive experience serving on other public company boards is an important resource for the Board.

Thomas J. Kelleher has served as our Co-Chief Executive Officer since July 2018 and as a member of our board since October 2015. He also previously served as President from August 2014 to July 2018. Mr. Kelleher previously served as Chief Executive Officer of B. Riley & Co., LLC, a position he held from 2006 to 2014. From the firm’s founding in 1997 to 2006, Mr. Kelleher held several senior management positions with B. Riley & Co., LLC, including Chief Financial Officer and Chief Compliance Officer. Mr. Kelleher served on the board of directors of Special Diversified Opportunities Inc. from October 2015 to June 2017. He received his Bachelor of Science in

Mechanical Engineering from Lehigh University. Mr. Kelleher’s experience and expertise in the investment banking industry provides the Board with valuable insight into the capital markets. Mr. Kelleher’s experience serving on other public company boards is an important resource for the Board.

Robert L. Antin has served as a member of the Board since June 2017. Mr. Antin was a co-founder of VCA Inc., a national animal healthcare company that provides veterinary services, diagnostic testing and various medical technology products and related services to the veterinary market and was publicly traded (NASDAQ: WOOF) until the company was privately acquired in September 2017. Mr. Antin has served as a Chief Executive Officer and President at VCA Inc. since its inception in 1986. Mr. Antin also served as the Chairman of the Board of VCA, Inc. from inception through the September 2017 acquisition. Mr. Antin also currently serves on the Board of Directors of Rexford Industrial Realty, Inc. (NYSE: REXR) since July 2013 and Heska Corporation (NASDAQ: HSKA) since November 2020. From September 1983 to 1985, Mr. Antin was President, Chief Executive Officer, a director, and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers. From July 1978 until September 1983, Mr. Antin was an officer of American Medical International, Inc., an owner and operator of health care facilities. Mr. Antin received his MBA with a certification in hospital and health administration from Cornell University. Mr. Antin’s executive leadership experience provides an important resource to the Board.

Robert D’Agostino has served as a member of the Board since October 2015. Mr. D’Agostino has served as President of Q-mation, Inc. since 1999. Q-mation, Inc. is a leading supplier of software solutions targeted at increasing operational efficiencies and asset performance in manufacturing companies. Mr. D’Agostino joined Q-mation, Inc. in 1990 and held various sales, marketing and operations management positions prior to his appointment as President. He previously served on the board of Alliance Semiconductor Corp. from July 2005 to February 2012. Mr. D’Agostino graduated from Lehigh University with a B.S. in Chemical Engineering. Mr. D’Agostino’s executive leadership experience provides an important resource to the Board.

Randall E. Paulson Mr. Paulson has served as a member of the Board since June 18, 2020. Mr. Paulson currently serves on the Board of Directors of Testek Inc. and Dash Medical Holdings, LLC and previously served on the Boards of EAG, Inc. (2008 – 2017) and L-com, Inc. (2012 – 2016). Testek, EAG and L-com are portfolio companies of Odyssey Investment Partners, LLC where he serves as a Special Advisor. Mr. Paulson retired as a Managing Principal of Odyssey in 2019 where he served in such capacity since 2005. Prior to this, Mr. Paulson was Executive Vice President — Acquisitions and Strategic Development at National Financial Partners, a New York based consolidator of independent financial services distribution firms. From 1993 to 2000, Mr. Paulson was at Bear, Stearns & Co. Inc. where he was a Senior Managing Director in the Mergers and Acquisitions and Corporate Finance groups. Prior to Bear Stearns, Mr. Paulson was a member of GE Capital’s merchant banking group. A native of Minnesota, Mr. Paulson received a BSB in Accounting from the University of Minnesota and his MBA from the Kellogg Graduate School of Management at Northwestern University. Mr. Paulson’s financial services industry experience will provide an important resource to the Board.

Michael J. Sheldon has served as a member of the Board since July 2017. Mr. Sheldon served as CEO of Deutsch North America, one of the most awarded creative agencies in the United States, from January 2015 until his retirement in December 2019. Mr. Sheldon had also served as CEO of Deutsch’s Los Angeles office from September 1997 to January 2015. Mr. Sheldon received a B.A. degree from Michigan State University in Advertising. Mr. Sheldon’s entrepreneurial skills and marketing experience provide an important resource to the Board.

Mimi K. Walters has served as a member of the Board since July 12, 2019. She served from 2015 to 2019 as the U.S. Representative for California’s 45th Congressional District. She has worked on key legislation, business and policy initiatives related to technology, energy, environmental and healthcare, including the opioid crisis and veterans’ medical services. As a member of House leadership, she served on the Energy and Commerce Committee, the Judiciary Committee and the Transportation and Infrastructure Committee. Ms. Walters represented California’s 37th State Senate District from 2008 to 2014, where she served on the Banking and Financial Institutions Committee and as vice chair for the Public Employment and Retirement Committee. From 2004 to 2008, she represented California’s 73rd Assembly District. Ms. Walters was a member of the Laguna Niguel city council from 1996 to 2004, serving as mayor in 2000, and chair of Laguna Niguel’s investment and banking committee. Previously, Ms. Walters was an investment executive at Drexel Burnham Lambert and, subsequently, Kidder, Peabody & Co. from 1988 to 1995. Currently, Ms. Walters is the Chief Commercial Officer for Leading Edge Power Solutions, LLC since November 2019 and serves on the Board of Directors of Eos Energy Enterprises, Inc. (NASDAQ: EOSE) since November 2020. Ms. Walters earned a Bachelor of Arts in political science from the University of California, Los Angeles. Ms. Walters extensive political and financial experience provides an important resource to the Board.

Mikel H. Williams has served as a member of the Board since October 2015. Since 2016, Mr. Williams has served as the Chief Executive Officer and a director of Targus International LLC, a privately held, leading global supplier of carrying cases and accessories for the mobile lifestyle. Mr. Williams formerly served as the Chief Executive Officer and a director of JPS Industries, Inc., a composite materials manufacturer, from 2013 until its sale in 2015. Prior to that, Mr. Williams was the President, Chief Executive Officer, and a director of DDi Corporation (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronics manufacturing services, from November 2005 until its sale in May 2012. Mr. Williams has also served in various management positions with several technology related companies in the manufacturing, telecommunications, and professional services industries. Since October 2014, Mr. Williams also serves on the board of directors of Centrus Energy Corp. (NYSE: LEU; formerly USEC, until its bankruptcy restructuring in 2014). Mr. Williams formerly served on the board of Tellabs, Inc. (NASDAQ: TLAB) until it was sold in 2013, Lightbridge Communications Corp. until it was sold in February 2015 and Iteris, Inc. (NYSE: ITI) from 2011 until November 2019. Mr. Williams received his B.S. degree from the University of Maryland in accounting and an M.B.A. from Georgetown University. Mr. Williams’s executive leadership experience provides an important resource to the Board.

Vote Required and Board of Directors’ Recommendation

Each director nominee shall be elected to the Board if a majority of the votes cast are in favor of such nominee’s election; provided, however, that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented online or by proxy and entitled to vote on such election of directors. A nominee will be deemed to receive a majority of the votes cast in favor of such nominee’s election if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” that nominee’s election. The persons named in the enclosed proxy will vote the proxies they receive FOR the election of the nominees named above unless a particular proxy card withholds authorization to do so or provides contrary instructions. “Abstentions” and “broker nonvotes” will not be counted as a vote cast either “for” or “against” a director’s election. Each of the nominees has indicated that he is willing and able to serve as a director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board, the proxies will be voted for the election of whomever the Board may designate.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Our Board has selected Marcum LLP (“Marcum”) as our independent public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of independent public accounting firm for ratification by our stockholders at our Annual Meeting. Marcum has audited our financial statements since the fiscal year ended December 31, 2006. Representatives of Marcum are expected to be online at the virtual Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Marcum as our independent public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Marcum to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board, and our Audit Committee (“Audit Committee”) will reconsider whether or not to retain Marcum. Even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

Audit and All Other Fees

The following table sets forth the aggregate fees for services provided to us by Marcum for the fiscal years ended December 31, 2020 and 2019:

	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$1,626,764	$1,723,734
Audit-Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$1,626,764	$1,723,734

____________

(1)      Audit Fees consist of audit and various attest services performed by Marcum and include the following for the years ended December 31, 2020 and 2019: (a) reviews of our financial statements for the quarterly periods ended March 31, June 30, and September 30, and (b) the audit of our financial statements for the year ended December 31, and (c) services rendered in connection with the filing of registration statements and underwriter comfort letters.

(2)      Audit-Related Fees consists of fees for assurance and related services performed by Marcum related to the performance of the audit or review of the Company’s financial statements other than audit fees.

Audit Committee Pre-Approval Policy

As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm’s independence. All services provided by Marcum during fiscal years 2020 and 2019 were pre-approved by the Audit Committee. The Audit Committee has considered the role of Marcum in providing services to us for the fiscal year ended December 31, 2020 and has concluded that such services are compatible with their independence as our auditors.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority in voting power of our common stock present online or represented by proxy at a meeting at which a quorum is present. Abstentions will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against this proposal. Broker non-votes will not result from the vote on Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

PROPOSAL NO. 3
APPROVAL OF THE
B. RILEY FINANCIAL, INC. 2021 STOCK INCENTIVE PLAN

Introduction

On April 9, 2021, the Company’s Board of Directors approved the 2021 Stock Incentive Plan (the “2021 Plan”) upon recommendation of the Compensation Committee. The 2021 Plan provides for issuance of (i) 3,844,965 shares of B. Riley Financial (“RILY”) common stock, which includes shares of common stock available but unused under the B. Riley Financial, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Current Plan”) as of the Effective Date (as defined below), including 1,500,463 shares of common stock that are currently are designated under the FBR & Co., 2006 Long Term Incentive Plan share pool (the “FBR share pool”) plus (ii) shares of common stock subject to outstanding awards under the Current Plan as of the Effective Date that, on or after the Effective Date, expire or are forfeited, terminated or cancelled for any reason without having been exercised or settled in full. Upon shareholder approval of the 2021 Plan, no further awards will be granted under the “Current Plan”, which is the plan currently used to grant equity-based awards to employees and non-employee directors. Instead, all future grants of equity-based awards to the Company’s employees, consultants and non-employee directors will be made under the 2021 Plan.

The Current Plan was originally adopted in 2009 and provides for issuance of an aggregate of 3,210,133 shares of RILY common stock. The Current Plan was amended on May 21, 2019 to reflect an increase of 3,000,000 shares for a total of 6,210,133 shares available under the plan. As of March 31, 2021, a total 3,844,965 shares of RILY common stock remained available for issuance under the Current Plan. Of this total, 1,500,463 shares are designated under the FBR share pool and are available to issue to certain employees under the Current plan. The 2021 Plan will eliminate the FBR share pool by moving the 1,500,463 shares of RILY common stock thereunder to the RILY general share pool.

Shareholder approval of the 2021 Plan is necessary in order for the Company to satisfy the shareholder approval requirements of the NASDAQ Stock Exchange, and to permit the grant of incentive stock options.

Highlights of the 2021 Plan

The 2021 Plan contains a number of features and practices intended to promote good governance. The Board of Directors believes that the adoption of the 2021 Plan will serve the best interests of our stockholders by (i) attracting, retaining and motivating key employees, non-employee directors and consultants, (ii) aligning the interests of such persons with our stockholders and (iii) promoting the ownership of the Company’s equity. Highlights of the 2021 Plan include:

•        eligibility of employees, non-employee directors and consultants to participate in the 2021 Plan;

•        that the 1,500,463 shares of RILY common stock that are currently part of the FBR share pool be made available for general use under the 2021 Plan;

•        a minimum vesting period of 12 months following the date of grant for all equity awards, excepting a 5% carve-out and other limited exceptions;

•        no repricing of stock options or stock appreciation rights without stockholder approval; and

•        the 2021 Plan removes references to a performance-based exception to the deductibility limits of Section 162(m) of the Internal Revenue Code (the “Code”) that is now obsolete under the Tax Cuts and Jobs Act of 2017.

We are requesting that our shareholders authorize the issuance of 1,500,463 shares currently reserved for awards granted to certain employees under the FBR share pool for general use under the 2021 Plan. Upon the approval of the proposed 2021 Plan, all remaining shares available under the Current Plan will be available under the 2021 Plan, including the FBR share pool, which will no longer be limited to grants to certain employees, and no additional awards will be made under the Current Plan. Under the 2021 Plan, 3,844,965 total shares of common stock would then be available for issuance, with such number increased by the number of shares subject to the portion of any award outstanding pursuant to the Current Plan which expires or is forfeited, terminated or cancelled for any reason without having been exercised or settled in full on or after the Effective Date. Those shares will be returned to the 2021 Plan at the same ratio in which such award counted against the total shares available for the award at the time of grant under the Current Plan.

We continue to actively manage our use of shares of common stock available for equity-based compensation each year to maintain an acceptable burn rate (how fast a company uses the supply of shares authorized for issuance under its stock plan), and believe our historical share usage has been responsible and demonstrated prudence. Common measures of a stock plan’s cost include burn rate, dilution and overhang. The following table sets forth information regarding the number of shares of common stock subject to performance-based restricted stock unit grants and time-based restricted stock unit grants in each of 2018, 2019 and 2020:

	2018	2019	2020
Performance-based restricted stock units granted		1,450,000
Time-based restricted stock units granted	683,448	538,544	607,740
Weighted average common shares outstanding – basic	25,937,305	26,401,036	25,607,278
Total grants as % of weighted average common shares outstanding – basic	2.6%	7.5%	2.4%

As of December 31, 2020, there were 1,117,342 shares subject to outstanding stock awards under the Current Plan in the form of restricted stock units.

Dilution measures the degree to which our stockholders’ ownership has been diluted by stock-based compensation awarded under our equity plans, and also includes shares which may be awarded under the 2021 Plan in the future (“overhang”). The 3,844,965 shares of common stock proposed for issuance under the 2021 Plan pursuant to this Proposal 3 represent approximately 15% of our outstanding common shares and approximately 14% of our fully diluted common shares.

We considered a number of factors in deciding to issue 1,500,463 shares for the 2021 Plan, including the following:

•        The expected duration of the 2021 Plan given our historical equity practices;

•        The total potential dilution to our shareholders;

•        The competitive standing of our share availability relative to companies in our compensation peer group; and

•        Our ability to use equity as a competitive advantage in our talent acquisition and retention efforts.

Summary of the 2021 Plan

The purpose of the 2021 Plan is to help the Company attract, retain and motivate key employees, non-employee directors and consultants, and align the interests of such persons with our stockholders and promote ownership of the Company’s equity.

Administration

Our Compensation Committee will administer the 2021 Plan. The Compensation Committee may allocate among its member and delegate to any person who is not a member of the Committee, or to any administrative group of the Company, any of the Compensation Committee’s powers, responsibilities or duties. For purposes of this summary, we refer to the committee that administers the 2021 Plan, and to any person or group to whom this committee delegates authority, as the Compensation Committee.

Among other things, the Compensation Committee will grant, or recommend to the Board of Directors for approval to grant, awards and determine who will receive awards, when such awards will be granted and the terms of such awards, including with respect to the effect of a termination of employment, vesting conditions, expiration dates and other material features of the awards. In addition, the Compensation Committee has the authority to construe, interpret and implement the 2021 Plan and all award agreements, and to adopt such rules and regulations relating to the 2021 Plan as it deems necessary or advisable. The determination of the Compensation Committee on all matters relating to the 2021 Plan or any award agreement will be final, binding and conclusive. No member of the Compensation Committee or any person to whom the Compensation Committee delegates its powers, responsibilities or duties in accordance with the 2021 Plan will have any liability to any person (including grantees of awards) for any action taken or omitted to be taken or any determination made with respect to the 2021 Plan or any award issued thereunder, except as expressly provided by statute.

Eligibility

Employees (including prospective employees), non-employee directors and consultants will be eligible to participate in the 2021 Plan. As of March 31, 2021, all of our approximately 1,335 employees, six (6) directors and 669 consultants would have been eligible to participate in the 2021 Plan. The Compensation Committee reserves the right to determine which employees, directors and consultants will receive awards under the 2021 Plan and reserves the right to grant no awards in a particular year.

Common Stock Available for Awards under the 2021 Plan

Subject to adjustment as described below, the maximum aggregate number of shares of our common stock available for issuance under the 2021 Plan will be (a) 3,844,965 shares of common stock (including the FBR share pool) plus (b) the number of shares of common stock underlying awards outstanding under the Current Plan which expires or is forfeited, terminated or cancelled for any reason without having been settled in full on or after the date the 2021 Plan is approved by our stockholders (the “Effective Date”) (the sum of (a) and (b), the “Share Limit”). If an award granted under the 2021 Plan is forfeited, expires, is settled for cash or withheld by the company to satisfy any tax withholding obligation, the shares underlying such award will again become available for subsequent issuance under the 2021 Plan. The payment of dividend equivalent rights in cash in conjunction with any outstanding awards granted under the 2021 Plan will not be counted against the shares available for issuance under the 2021 Plan. Shares subject to awards that are assumed, converted or substituted under the 2021 Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be granted under the 2021 Plan. In addition, available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the applicable transaction) may be used for awards under the 2021 Plan and do not reduce the maximum number of shares available for grant under the 2021 Plan, subject to applicable stock exchange requirements. The number of shares available under the 2021 Plan will be reduced upon the exercise of a stock option or stock appreciation right by the gross number of shares for which the award is exercised even if the option or stock appreciation right is exercised by means of a net-settlement exercise procedure.

Adjustments

In connection with a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchanges of shares of common stock, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in our corporate structure or shares of our common stock, including any extraordinary dividend or extraordinary distribution, the Compensation Committee will make adjustments as it deems appropriate (including, without limitation, by payment of cash) to (i) the maximum number of shares reserved for issuance as grants, (ii) the maximum number of shares that can be issued through incentive stock options and (iii) the terms of any outstanding awards (including, without limitation, the number of shares covered by each outstanding award, the type of property or securities to which the applicable award relates and the exercise or strike price of any award).

Limits on Compensation to Non-Employee Directors

Under the 2021 Plan, no non-employee director of the Company may be granted (in any calendar year) compensation with a value in excess of $500,000, with the value of any equity-based awards based on the accounting grant date value of such award.

Minimum Vesting

Under the 2021 Plan, awards are subject to a minimum vesting schedule of at least 12 months following the date of grant (with the exception of awards in respect to up to 5% of the Share Limit). The foregoing limitation will not preclude the acceleration of vesting of any such award upon the death, retirement or involuntary termination of the applicable grantee or in connection with a change of control of the Company, as determined by the Compensation Committee in its discretion or to the extent provided in the applicable award agreement.

Types of Awards

The 2021 Plan provides for the grant of stock options (both stock options intended to meet the requirements of “incentive stock options” under Section 422 of the Code and “non-qualified stock options” that do not meet such requirements), stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights and other share-based or cash-based awards.

All of the awards described above are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Compensation Committee, in its sole discretion, subject to certain limitations set forth in the 2021 Plan. The Compensation Committee may condition the vesting of or the lapsing of any applicable vesting restrictions or conditions on awards upon the attainment of performance goals, continuation of services, or any other term or conditions. The vesting conditions placed on any award need not be the same with respect to each grantee and the Compensation Committee will have the sole discretion to amend any outstanding award to accelerate or waive any or all goals, restrictions, vesting provisions or conditions set forth in the applicable award agreement.

Each award granted under the 2021 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions. In the case of any conflict or potential inconsistency between the 2021 Plan and a provision of any award agreement, the 2021 Plan will govern.

Stock Options

A stock option entitles the recipient to purchase shares of the Company’s common stock at a fixed exercise price. The Compensation Committee may award non-qualified stock options or incentive stock options under the 2021 Plan. Incentive stock options may only be granted to persons eligible to receive incentive stock option under the Code and from a plan that has been properly approved by the Company’s stockholders in compliance with the relevant provisions of the Code. The aggregate fair market value of shares of our common stock (determined based on the closing price per share on the trading day immediately prior to the grant date) with respect to which incentive stock options are exercisable for the first time by a grantee during any calendar year (whether issued under the 2021 Plan or any other plan of the Company and of any subsidiary of the Company) may not exceed $100,000. No more than the Share Limit (subject to adjustment as described above) may be issued upon the exercise of incentive stock options granted under the 2021 Plan.

The exercise price per share with respect to each stock option will be determined by the Compensation Committee but will not be less than 100% of the fair market value of a share of common stock on the trading day immediately prior to the date the applicable stock option is granted (for incentive stock options granted to 10% stockholders, the exercise price per share will not be less than 110% of the fair market value).

The Compensation Committee may determine the vesting schedule and expiration dates for stock options; provided that the expiration date may not exceed 10 years (or, in the case of an incentive stock option granted to a ten percent stockholder, 5 years) from the date on which such stock option is granted.

The 2021 Plan provides for a variety of methods to exercise stock options. The exercise price of any stock option may be paid using cash or in another form determined by the Compensation Committee, which may include (a) a personal check, (b) shares of our common stock, (c) other consideration approved by us and permitted by applicable law or (d) any combination of the foregoing.

The repricing of stock options, including through amendment, cancellation in exchange for the grant of a substitute award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), is not permitted without the approval of our stockholders. We will not grant any stock options with automatic reload features.

Stock Appreciation Rights

A stock appreciation right entitles the recipient to receive shares of the Company’s common stock, cash or other property equal in value to the appreciation of the Company’s common stock over the stated exercise price. The exercise price per share for each stock appreciation right will be determined by the Compensation Committee, but (except as subject to adjustment by the Compensation Committee) may not be less than 100% of the fair market value of a share of the Company’s common stock on the trading day immediately prior the date the stock appreciation right is granted.

The Compensation Committee may determine the vesting schedule and expiration dates for stock appreciation rights; provided that the expiration date may not exceed ten years from the date of grant.

Each stock appreciation right will entitle the applicable grantee to receive, upon exercise, an amount equal to the number of shares of the Company’s common stock underlying the stock appreciation right, multiplied by the excess of the fair market value of the shares of the Company’s common stock on the date of exercise over the exercise price of the stock appreciation right. Payment to a grantee upon the exercise of a stock appreciation right may be either in shares of the Company’s common stock, cash or other securities or property, or a combination of the foregoing, as determined by the Compensation Committee.

The repricing of stock appreciation rights, including through amendment, cancellation in exchange for the grant of a substitute award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), is not permitted without the approval of our stockholders. We will not grant any stock appreciation rights with automatic reload features.

Restricted Shares

Restricted shares are shares of the Company’s common stock that are registered in the recipient’s name, but are subject to transfer and/or other restrictions for a period of time. Restricted shares may be granted in such amounts and with such terms and conditions as are determined by the Compensation Committee. The Compensation Committee will issue a certificate in respect of restricted shares granted under the 2021 Plan, unless the Compensation Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares of the Company’s common stock. In the event a certificate is issued, it may be registered in the name of the grantee, and we will hold the certificate until the restrictions upon the award have lapsed.

During the period that any restrictions apply, the transfer of restricted shares is generally prohibited. Grantees have full voting rights with respect to their restricted shares during the restricted period. If provided in the applicable award agreement, all ordinary cash dividend payments or other ordinary distributions paid upon any restricted share will be paid to the applicable grantee during the restricted period. The fair market value of the restricted shares upon vesting will be determined based on the closing price per share of our common stock on the trading day immediately prior to the vesting date.

Restricted Stock Units

A restricted stock unit is an unfunded, unsecured right to receive a share of the Company’s common stock, cash or other property at a future date. Restricted stock units may be granted in such amounts and with such terms and conditions as are determined by the Compensation Committee.

During the period that any restrictions apply, the transfer of restricted stock units is generally prohibited. Grantees only have the rights of a general unsecured creditor until delivery of the shares of the Company’s common stock, cash or other property is made as specified in the applicable award agreement. On the delivery date, the grantee of each restricted stock unit not previously forfeited or terminated will receive one share of the Company’s common stock, cash or other securities or property that is equal in value to such share of common stock or a combination thereof, as determined by the Compensation Committee, unless otherwise prescribed in the applicable award agreement. The fair market value of the restricted stock units upon vesting and delivery will be based on the closing price per share of our common stock on the trading day immediately prior to such date.

Dividend Equivalent Rights

The Compensation Committee may, in its discretion, include in the award agreement with respect to any award a dividend equivalent right entitling the recipient to receive amounts equal to all or any portion of the regular cash dividends that are paid on the shares of the Company’s common stock underlying a grant while the grant is outstanding. Grantees only have the right of a general unsecured creditor until payment of such amounts is made.

Dividend equivalent rights may be paid in cash, in shares of the Company’s common stock or in another form, as determined by the Compensation Committee and specified in an award agreement. In addition, the Compensation Committee will determine the time or times at which payments will be made and such other terms and conditions as the Compensation Committee will deem appropriate; provided, that in no event may such payments be made unless and until the award to which they relate vests.

Performance-Based and Other Share-Based or Cash-Based Awards

Under the 2021 Plan, the Compensation Committee may grant other types of equity-based, equity-related or cash-based awards, including awards subject to performance-based criteria, in such amounts and subject to such terms and conditions that the Compensation Committee may determine. Such awards may include the grant or offer for sale of unrestricted shares of the Company’s common stock, performance share awards and performance units settled in cash.

Change of Control

Unless otherwise provided in an award agreement, the Compensation Committee will determine the treatment of a grantee’s award in the event of a change in control. Unless the Compensation Committee determines otherwise or as otherwise provided in the applicable award agreement, as of the change in control date, any outstanding performance-based awards shall be deemed earned at the target level with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the change in control in accordance with the original performance period.

In the event of a change in control, the Compensation Committee has the sole discretion, to the extent determined by the Compensation Committee to be permitted under Section 409A of the Code and subject to the applicable award agreement, to (i) settle awards for an amount equal to their value of cash or securities (in the case of stock options and stock appreciation rights that are settled in cash, the amount paid will be equal to their in-the-money spread value (if any), (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2021 Plan, (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of employment within a specified period after a change in control) upon which the vesting of such awards or lapse of restrictions thereon will accelerate, (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Compensation Committee) after closing or (v) provide that for a period of 20 days prior to the change in control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the change in control will be exercisable as to all shares of the Company’s common stock subject thereto (provided, that any such exercise will be contingent upon and subject to the occurrence of the change in control and if the change in control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the change in control will terminate and be of no further force and effect as of the consummation of the change in control.

For purposes of the 2021 Plan, “change in control” generally includes (a) a majority of the individuals constituting the Board of Directors is replaced during any 24-month period by directors whose appointment or election is not endorsed by at least two-thirds of the members of the Board of Directors before the date of the appointment or election, (b) a person or entity acquiring more than 50% of the combined voting power of the Company’s outstanding voting securities eligible to vote for the election of the Board of Directors, (c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of our stockholders, unless, among other requirements, immediately following any such transaction, more than 50% of the total voting power of the entity resulting from such transaction is represented by the Company’s voting securities that were outstanding immediately prior to such transaction, and such voting power is in substantially the same proportion of the voting power of such Company voting securities among the Company’s stockholders immediately prior to such transaction, (d) the consummation of a sale of all or substantially all of the Company’s and its subsidiaries’ assets on a consolidated basis to a third party, or (e) the approval of a plan of complete liquidation or dissolution of the Company by the Company’s stockholders.

Effectiveness

The 2021 Plan will become effective only upon its approval by the Company’s stockholders.

Amendment; Termination

The Board of Directors may amend or terminate the 2021 Plan at any time; provided, that no such amendment may materially adversely impair the rights of any grantee of any award without the grantee’s consent. Our stockholders must approve any amendment to the extent required to comply with applicable laws, regulations or rules of a securities exchange or self-regulatory agency. Unless terminated sooner by the Board of Directors or extended with stockholder approval, the 2021 Plan will terminate on the day immediately preceding the tenth anniversary of the date on which our stockholders approve the 2021 Plan, but any awards made under the 2021 Plan before its termination will remain in effect until such awards have been satisfied or terminated in accordance with the 2021 Plan and the applicable award agreements.

Tax Withholding and Right of Offset

Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any award granted under the 2021 Plan. As a condition to the delivery of shares of the Company’s common stock, cash or other securities or property pursuant to any award or the lifting or lapse of restrictions on any award, or in connection with any other event that gives rise to federal or government tax withholding obligations on the part of the Company relating to an award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the 2021 Plan, (b) the Compensation Committee will be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case, in the Company’s discretion the amount of such taxes to be withheld based on the individual tax rates applicable to the grantee.

The Company will have the right to offset against its obligation to deliver any shares of the Company’s common stock (or other property or cash) under the 2021 Plan or any award agreement any outstanding amounts that the grantee then owes to the Company and any amounts the Compensation Committee deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Compensation Committee will have no right to offset against its obligation to deliver shares of the Company’s common stock (or other property or cash) under the 2021 Plan or any award agreement if such offset could subject the grantee to additional tax imposed under Section 409A of the Code in respect of an outstanding award.

Assignability and Transferability

Unless otherwise determined by the Compensation Committee, no award granted under the 2021 Plan will be transferable or assignable by a grantee, other than by will, the laws of descent and distribution, or to any trust established solely for the benefit of the applicable grantee or such grantee’s immediate family. All awards will be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative or trustee, as applicable. The Compensation Committee may permit, under such terms and conditions as it deems appropriate in its sole discretion, a grantee to a transfer any award to any person or entity that the Compensation Committee so determines.

Clawback

All awards under the 2021 Plan will be subject to any clawback or recapture policy that we may adopt from time to time.

U.S. Federal Income Tax Considerations

The following is a brief description of the principal U.S. federal income tax consequences generally arising with respect to the grant of awards under the 2021 Plan based on an analysis of the current provisions of the Code and the regulations promulgated thereunder, all of which are subject to change, possibly on a retroactive basis. This summary is intended for the information of our stockholders considering how to vote at the Annual Meeting. This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences or withholding and other payroll tax matters. Different tax rules may apply to variations on transactions that are permitted under the 2021 Plan. Participants are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of awards under the 2021 Plan, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options

A grantee will not be subject to tax upon the grant of an incentive stock option or upon the exercise of an incentive stock option. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in such grantee’s alternative minimum taxable income. Whether a grantee is subject to the alternative minimum tax will depend on such grantee’s particular circumstances. A grantee’s basis in the shares received will be equal to the exercise price paid, and the holding period in such shares will begin on the day following the date of exercise.

If a grantee disposes of the shares on or after the later of (i) the second anniversary of the date of grant of the incentive stock option and (ii) the first anniversary of the date of exercise of the incentive stock option (the “Statutory Holding Period”), such grantee will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the basis in such shares. Such capital gain or loss will be subject to the rules set forth under “Disposition of Shares” below.

If a grantee disposes of the shares before the end of the Statutory Holding Period, such grantee will have engaged in a “disqualifying disposition.” As a result, such grantee will be subject to tax:

•        on the excess of the fair market value of the shares on the date of exercise (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income, and

•        on the excess, if any, of the amount realized on such disqualifying disposition over the fair market value of the shares on the date of exercise, as capital gain. Such capital gain will be subject to the rules set forth under “Disposition of Shares” below.

If the amount a grantee realizes from a disqualifying disposition is less than the exercise price paid (i.e., a grantee’s basis) and the loss sustained upon such disposition would otherwise be recognized, such grantee will not recognize any ordinary income from such disqualifying disposition and instead such grantee will recognize a capital loss. In the event of a disqualifying disposition, the amount recognized by a grantee as ordinary income is generally deductible by the Company.

The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes (“Employment Taxes”) do not apply upon the exercise of an incentive stock option or upon any subsequent disposition, including a disqualifying disposition, of Shares acquired pursuant to the exercise of the incentive stock option.

Non-Qualified Stock Options

A grantee will not be subject to tax upon the grant of a stock option which is not intended to be (or does not qualify as) an incentive stock option. Upon exercise of a non-qualified stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to a grantee as ordinary income, and such amount is generally deductible by the Company. This amount of income will be subject to income tax withholding and Employment Taxes. A grantee’s basis in the shares received will equal the fair market value of the shares on the date of exercise, and a grantee’s holding period in such shares will begin on the day following the date of exercise.

Exercise of Stock Options with Previously Acquired Shares

If a grantee uses previously acquired shares to pay all or a portion of the exercise price on the exercise of an incentive stock option or a non-qualified stock option, such grantee will not be subject to tax with respect to the shares that the grantee transfers to the Company. Instead, the number of shares the Company delivers to the grantee upon exercise of the stock option that equals the number of shares such grantee transferred to the Company (the “Substitute Shares”) will have the same basis and holding period as the shares the grantee transferred to the Company.

However, where a grantee uses shares that were acquired pursuant to the previous exercise of an incentive stock option (the “First Incentive Stock Option”) to acquire shares under another incentive stock option (the “Second Incentive Stock Option”), and the Statutory Holding Period discussed above has not been met with respect to the shares that such grantee transfer to the Company, the exchange will be deemed a disqualifying disposition and the grantee will recognize ordinary income to the extent the fair market value of the shares on the date of exercise of the First Incentive Stock Option (or, if less, the fair market value of the shares on the date of exercise of the Second Incentive Stock Option) exceeds the exercise price paid pursuant to the exercise of the First Incentive Stock Option. In such a case, the grantee’s basis in the Substitute Shares received will be equal to the basis of the shares that such grantee transferred to the Company plus the ordinary income taxable to the grantee as a result of the disqualifying disposition, and the grantee’s holding period in the Substitute Shares received will be the same as the holding period in the shares that the grantee transferred to the Company. However, the grantee’s Statutory Holding Period in the Substitute Shares received will begin on the date of exercise of the Second Incentive Stock Option.

If the grantee uses previously acquired shares to pay the entire option exercise price of a non-qualified stock option, then the fair market value of the shares received which are not Substitute Shares (the “Additional Shares”) is taxable to the grantee as ordinary income, and such amount will generally be deductible by the Company. The grantee’s basis in the Additional Shares will be equal to the fair market value of the shares on the date of exercise, and the grantee’s holding period in the Additional Shares will begin on the day following the date of exercise. In the event the grantee uses previously acquired shares to pay a portion of the exercise price of a non-qualified option and the grantee uses cash to pay the remainder of such exercise price, then the exercise shall be bifurcated into (i) an exercise using previously acquired shares which will be subject to the tax rules in the two immediately preceding paragraphs and (ii) an exercise using cash which will be subject to the tax rules under “Non-Qualified Stock Options” above.

If the grantee uses previously acquired shares to pay the entire stock option exercise price of an incentive stock option, then the grantee will have a zero basis in the Additional Shares received, and the grantee’s holding period in the Additional Shares will begin on the day such shares are transferred to the grantee. However, for purposes of determining whether the grantee has held the additional shares for the Statutory Holding Period, the date of exercise of the incentive stock option will be counted towards meeting such holding period. In the event the grantee uses previously acquired shares to pay a portion of the exercise price of an incentive stock option and the grantee uses cash to repay the remainder of such exercise price, then the exercise shall be bifurcated into (i) an exercise using previously acquired shares which will be subject to the tax rules in the two immediately preceding paragraphs and (ii) an exercise using cash which will be subject to the tax rules under “Incentive Stock Options” above.

Share Appreciation Rights

A grantee will not be subject to tax upon the grant of a share appreciation right. Upon exercise of a share appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of the shares received will be taxable to such grantee as ordinary income, and such amount generally will be deductible by the Company. This amount of income will be subject to income tax withholding and Employment Taxes. A grantee’s basis in any shares received will be equal to the fair market value of such shares on the date of exercise, and the holding period in such shares will begin on the day following the date of exercise.

Restricted Shares

A grantee will not be subject to tax upon receipt of an award of shares subject to forfeiture conditions and transfer restrictions (the “restrictions”) under the Plan unless such grantee makes the election referred to below. Upon lapse of the restrictions, a grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount such grantee may have paid for the shares), and such income will be subject to income tax withholding and Employment Taxes. A grantee’s basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and the holding period in such shares begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions they will be includible in a grantee’s income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and Employment Taxes.

If permitted by the applicable award agreement and the 2021 Stock Incentive Plan, a grantee may elect, within 30 days after the date of the grant of the restricted shares, to recognize immediately (as ordinary income) the fair market value of the restricted shares awarded (less any amount such grantee may have paid for the shares), determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and

Employment Taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If a grantee makes this election, the holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by such grantee upon the lapse of the restrictions. However, if a grantee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to such grantee (even though such grantee previously recognized income with respect to such forfeited shares).

In the taxable year in which a grantee recognizes ordinary income on account of shares awarded to such grantee, the Company generally will be entitled to a deduction equal to the amount of income recognized by the grantee. In the event that the restricted shares are forfeited by a grantee after having made the Section 83(b) election referred to above, the Company generally will include in its income the amount of the Company’s original deduction.

Restricted Stock Units

A grantee will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of the restricted stock unit, the fair market value of the shares covered by the award on the vesting date will be subject to Employment Taxes. Upon distribution of the cash and/or shares underlying the restricted stock units, a grantee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by the Company. This amount of income will generally be subject to income tax withholding on the date of distribution. A grantee’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and the holding period in such shares will begin on the day following the date of distribution. If any dividend equivalent amounts are paid to a grantee, they will be includible in such grantee’s income as additional compensation (and not as dividend income) and will be subject to income and Employment Tax withholding.

Dividend Equivalent Rights

A grantee will not be subject to tax upon the grant of a dividend equivalent right. Upon payment of any dividend equivalent amounts, a grantee will recognize such payment as ordinary income (and not as dividend income).

Performance-Based and Other Share-Based or Cash-Based Awards

The income tax consequences of other share-based awards will depend on how such awards are structured. A grantee who receives a cash-based award will not recognize any taxable income for federal income tax purposes at grant. Any cash received pursuant to the award will be treated as compensation income received by the grantee generally in the year in which such grantee receives the cash, and such amount will generally be deductible by the Company.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, a grantee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and a grantee’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Capital gain is generally taxed at a maximum rate of 20% if the property is held more than one year. These tax consequences are subject to change, possibly on a retroactive basis.

Section 409A

If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Grantees are urged to consult with their tax advisors regarding the applicability of Section 409A of the Code to the awards.

New Plan Benefits

The benefits or amounts that will be awarded under the 2021 Plan for 2021 cannot currently be determined because awards made by the Compensation Committee will be subject to the Compensation Committee’s discretion. Therefore, such awards cannot be calculated at this time. The awards granted for the 2020 year, which would not have changed if the 2021 Plan had been in place instead of the Current Plan, are set forth in the following table.

Name and Position	Grant Date Fair Value	Number of Shares
Bryant R. Riley, Co-Chief Executive Officer	$760,365	41,482
Thomas J. Kelleher, Co-Chief Executive Officer	$760,365	41,482
Phillip J. Ahn, Chief Financial Officer and Chief Operating Officer	$354,832	19,358
Kenneth Young, President	$405,533	22,124
Andrew Moore, Chief Executive Officer of B. Riley Securities, Inc.	$405,533	22,124
Alan N. Forman, Executive Vice President, General Counsel & Secretary	$253,449	13,827
Executive Group	$3,092,143	168,693
Non-Employee Directors	$524,966	24,192
Non-Executive Officer Employees	$7,817,342	414,855

Vote Required

Approval of the 2021 Plan requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting (assuming a quorum is present) and entitled to vote on this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE 2021 PLAN.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The corporate governance guidelines are available for review on our website at http://ir.brileyfin.com/governance.

Director Independence

Our Board has unanimously determined that six (6) of our directors, Messrs. Antin, D’Agostino, Paulson, Sheldon, Williams, and Ms. Walters, a majority of the Board, are “independent” directors as that term is defined by Nasdaq Marketplace Rule 5605(a)(2). In addition, based upon such standards, the Board determined that Messrs. Riley and Kelleher are not “independent” because of their service as employees of the Company.

Nominations for Directors

Our Corporate Governance Committee (“Corporate Governance Committee”) evaluates and recommends to the Board of Directors director nominees for each election of directors. In fulfilling its responsibilities, the Corporate Governance Committee considers the following factors: (i) demonstrated personal integrity and moral character; (ii) willingness to apply sound and independent business judgment for the long-term interests of the stockholders; (iii) relevant business or professional experience, technical expertise or specialized skills; (iv) personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative Board responsive to the Company’s needs; and (v) ability to commit sufficient time to effectively carry out the substantial duties of a director. The Corporate Governance Committee and the Board will not consider as a director candidate anyone who is an officer, director or principal of an enterprise which is in substantial competition with the Company. Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board must, and believes that it is preferable that more than one member of the Board should, meet the criteria for an “audit committee financial expert” as defined by SEC rules. Further, although the Company does not have a formal diversity policy, the Corporate Governance Committee seeks to nominate a board of directors that brings to the Company a variety of perspectives, skills, expertise, and sound business understanding and judgment, derived from business, professional, governmental, finance, community and industry experience.

The Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors up for re-election at an upcoming annual meeting of stockholders does not wish to continue in service, the Corporate Governance Committee identifies the desired skills and experience of a new nominee considering the criteria above. If the Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.

The Corporate Governance Committee reviews all nominees, including those recommended by stockholders, for nomination by the Board in accordance with the above requirements and qualifications to determine whether they possess attributes the Corporate Governance Committee believes would be most beneficial to the Company. The Corporate Governance Committee will select qualified candidates and make its recommendations to the Board, which will formally decide whether to nominate the recommended candidates for election to the Board. Stockholders may recommend nominees for consideration by the Corporate Governance Committee by submitting the names and the following supporting information to the Company’s Secretary: Corporate Secretary, Stockholder Nominations, B. Riley Financial, Inc., 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. The submissions should include a current resume of the candidate and statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate.

Our Bylaws provide that any stockholder who is entitled to vote at the annual meeting of our stockholders and who complies with the notice requirements described below may nominate persons for election to the Board of Directors. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days or more than 90 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. However, if our annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be delivered to our corporate secretary at our principal executive offices not earlier than the close of business the 90th day prior to such annual meeting and not later than the later of (1) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

The stockholder’s notice relating to director nomination(s) shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our capital stock which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class and number of shares of our capital stock which are beneficially owned by the stockholder, (iii) a representation that the stockholder is a holders of record of our capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such nomination. These notice requirements are deemed satisfied if the stockholder notifies us that he or she intends to present a nomination at the annual meeting in compliance with SEC rules and such stockholder’s nomination has been included in a proxy statement that has been prepared by us.

Stockholder Communications with Directors

Stockholders may communicate with the Board of Directors by sending a letter to the Corporate Secretary, Stockholder Communications of B. Riley Financial, Inc., 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and should indicate in the address whether the communication is intended for the entire Board, the non-management directors as a group or an individual director. Each communication will be screened by the Secretary or his designee to determine whether it is appropriate for presentation to the Board or such director(s). Examples of inappropriate communications include junk mail, spam, mass mailings, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive, or otherwise inappropriate material. Communications determined to be appropriate for presentation to the Board or the director(s) to whom it is addressed will be submitted to the Board or such director on a periodic basis. Any communications that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all our directors, officers, and employees. The Code of Business Conduct and Ethics is available for review on our website at http://ir.brileyfin.com/governance, and is also available in print, without charge, to any stockholder who requests a copy by writing to us at B. Riley Financial, Inc., 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025, Attention: Investor Relations. Each of our directors, employees, and officers, including our Co-Chief Executive Officers, Chief Financial Officer and Chief Accounting Officer, and all of our other principal executive officers, are required to comply with the Code of Business Conduct and Ethics. There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our executive officers or directors in the past year.

Meetings and Committees of the Board

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur apart from meetings of the Board and committees of the Board.

Meeting Attendance

Our Board normally meets quarterly but may hold additional meetings as required. During fiscal year 2020, the Board held four regularly scheduled meetings, and one additional meeting. Each of our directors attended at least 75% of the total number of Board meetings and committee meetings of the Board on which he/she served. We do not have a policy requiring that directors attend our annual meeting of stockholders. A majority of our directors attended our 2020 annual meeting of stockholders.

Committees of the Board of Directors

Our Board currently has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee, and the Corporate Governance Committee.

Audit Committee

Our Audit Committee is composed of Messrs. Mikel H. Williams (Chairperson), Robert D’Agostino and Randall E. Paulson. Robert D’Agostino served as a member of the Audit Committee until June 18, 2020 at which point Randall E. Paulson joined the committee replacing Mr. D’Agostino. Todd D. Sims served as a member of the Audit Committee until September 14, 2020 at which point in time Robert D’Agostino again became a member of the Audit Committee replacing Mr. Sims. Our Board has affirmatively determined that each member of the Audit Committee during 2020 was, and each current member is, independent under Nasdaq Marketplace Rule 5605(a)(2), and meets all other qualifications under Nasdaq Marketplace Rule 5605(c) and the applicable rules of the SEC. Our Board has also affirmatively determined that Mikel H. Williams qualifies as an “audit committee financial expert” as such term is defined in Regulation S-K under the Securities Act of 1933. During 2020, the Audit Committee held five meetings. The Audit Committee acts pursuant to a written charter, which is available for review on our website at http://ir.brileyfin.com/governance. The responsibilities of the Audit Committee include overseeing, reviewing and evaluating our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and as necessary, the termination of our independent auditors.

Compensation Committee

Our Compensation Committee is composed of Messrs. Robert D’Agostino (Chairperson), Robert L. Antin and Michael J. Sheldon. The Board has affirmatively determined that each member of the Compensation Committee during 2020 was, and each current member is, independent as such term is defined under Nasdaq Marketplace Rule 5605(a)(2) and the applicable rules of the SEC. During 2020, the Compensation Committee held five meetings. The Board has adopted a charter for the Compensation Committee (the “Compensation Committee Charter”), which is available for review on our website at http://ir.brileyfin.com/governance. The Compensation Committee reviews and makes recommendations to the Board concerning the compensation and benefits of our executive officers, including the Co-Chief Executive Officers, and directors, oversees the administration of our stock incentive and employee benefits plans and reviews general policies relating to compensation and benefits.

Corporate Governance Committee

Our Corporate Governance Committee is composed of Messrs. Robert L. Antin (Chairperson), Mikel H. Williams and Ms. Mimi K. Walters. The Board has affirmatively determined that each member of the Corporate Governance Committee during 2020 was, and each current member is, independent as such term is defined under Nasdaq Marketplace Rule 5605(a)(2). The Corporate Governance Committee evaluates and recommends to the Board nominees for each election of directors. During 2020, the Corporate Governance Committee held four meetings. The Board has adopted a charter for the Corporate Governance Committee (the “Corporate Governance Committee

Charter”), and a copy of that charter is available for review on our website at http://ir.brileyfin.com/governance. The responsibilities of the Corporate Governance Committee include making recommendations to the Board with respect to the nominations or elections of directors and providing oversight of our corporate governance policies and practices.

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines and Bylaws, the Board may, but is not required to, select a Chairman of the Board on an annual basis. In addition, the positions of Chairman of the Board and Co-Chief Executive Officer may be filled by one individual or two different individuals. Mr. Riley, our Co-Chief Executive Officer, currently serves as Chairman of our Board.

The Board has determined that its current structure, with a combined Chairman and Co-Chief Executive Officer and independent directors as members of each Board committee, is in the best interests of our company and our stockholders. The Board believes that combining the Chairman and Co-Chief Executive Officer positions is currently the most effective leadership structure for our company given Mr. Riley’s in-depth knowledge of many of the businesses and industries in which we operate, his ability to formulate and implement strategic initiatives, and his extensive contact with and knowledge of certain of our customers. In addition, as a member of our Board of Directors since 2009, Executive Officer of B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.), Chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 and Chief Executive Officer of B. Riley & Co., LLC from 1997 to 2006, Mr. Riley provides important continuity in the operation of our business and its oversight by our Board. His knowledge and experience, as well as his role as our Co-Chief Executive Officer, provide that he is in a position to elevate the most critical business issues for consideration by our independent directors.

We believe that the independent nature of the Board committees, as well as the practice of our independent directors regularly meeting in executive session without members of the Board who are also members of management including Mr. Riley and Mr. Kelleher or other members of our management present, ensures that our Board maintains a level of independent oversight of management that we believe is appropriate for our company. We do not have a lead independent director; however, pursuant to our Corporate Governance Guidelines, the non-management members of the Board may at any time decide to appoint a Presiding Director to provide leadership of executive sessions of the Board and consult with the Chairman with respect to matters to be brought before the Board, should it believe that such an appointment would be beneficial to the company and its stockholders.

Board Role in Risk Management

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, cybersecurity, financial and reporting, succession and compensation, and other risks. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as required.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risks and exposures associated with our business strategy and other current matters that may present material risk to our financial performance, operations, prospects or reputation.
Audit Committee

Overall risk management profile and policies with respect to risk assessment and risk management, cybersecurity, material pending legal proceedings involving the Company, other contingent liabilities, as well as other risks and exposures that may have a material impact on our financial statements.

Compensation Committee	Risks and exposures associated with management succession planning and executive compensation programs and arrangements, including incentive plans.
Corporate Governance Committee	Risks and exposures associated with director succession planning, corporate governance, and overall board effectiveness.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of the Company. No member of our Compensation Committee or our Board is or has been in 2020 an executive officer of another entity at which one of our executive officers serves or has in 2020 served on either the board of directors or the Compensation Committee. For information about related person transactions involving members of our Compensation Committee, see “Certain Relationships and Related Transactions.”

Certain Relationships and Related Party Transactions

Other than as described below, since the beginning of fiscal year 2020, there were no transactions with respect to which we were a participant or currently proposed transactions with respect to which we are to be a participant in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or member of such person’s immediate family had or will have a direct or indirect material interest.

John Ahn

John Ahn, who resigned on April 27, 2020 from his position as President of our subsidiary Great American Capital Partners, LLC, is the brother of Phillip J. Ahn, one of our executive officers. Mr. J. Ahn was also President of B. Riley & Co, LLC until September 2016. Mr. J. Ahn’s total compensation, consisting of base salary, bonus, and dividend equivalent payment in fiscal year 2020 for services rendered to us was $944,945. Additionally, on July 12, 2019, Mr. J. Ahn was granted 50,000 shares of performance restricted stock awards (“PRSUs”) with a grant date fair value of $424,000. Pursuant to the PRSU award agreement between Mr. Ahn and us, these 50,000 PRSUs were forfeited upon Mr. Ahn’s resignation on April 27, 2020. Until his resignation, Mr. J. Ahn participated in various of our employee benefit programs, including health insurance benefits, life insurance benefits, and group life and long-term disability coverage, under the plans generally available to all other salaried employees.

On April 1, 2019, we entered into a Transfer Agreement (the “Transfer Agreement”) with GACP II, L.P. (“GACP II”), a fund managed by Great American Capital Partners, LLC (“GACP”), and John Ahn. The Transfer Agreement provides for among other things, the transfer to Mr. J. Ahn of 55.56% of our limited partnership interest in GACP II (the “Transferred Interest”), which represents a capital commitment in the aggregate amount of $5,000,000. In connection with the Transfer Agreement, we provided Mr. J. Ahn with a non-recourse, secured line of credit in an aggregate amount of up to $5,003,000 pursuant to the terms of a Secured Line of Credit Promissory Note (the “Note”) dated April 1, 2019, to fund the purchase price of the Transferred Interest. We also entered into a Security Agreement with Mr. J. Ahn on April 1, 2019, which granted to us a security interest in the Transferred Interest to secure Mr. J. Ahn’s obligations under the Note. In accordance with the terms of the Note, Mr. Ahn surrendered the Transferred Interest to us in exchange for the cancellation of the Note. During the year ended December 31, 2020, interest payments received on the Note were $121,000. The Note was subject to an interest rate per annum of 7.00%.

In June 2020, we entered into an investment advisory services agreement with Whitehawk Capital Partners, L.P., a limited partnership controlled by Mr. J. Ahn, (“Whitehawk”). Whitehawk has agreed to provide investment advisory services for GACP I, L.P. (“GACP I”) and GACP II.

At March 31, 2021, amounts due from related parties of $1,274,000 included $22,000 from GACP I and $1,142,000 from GACP II for management fees and other operating expenses, and $110,000 due from CA Global Partners (“CA Global”), for operating expenses related to wholesale and industrial liquidation engagements managed by CA Global on behalf of GA Global Partners. During the year ended December 31, 2020, we sold a portion of a loan receivable to GACP for $1,800,000.

BRC

At December 31, 2020, we had sold loan participations to BRC Partners Opportunity Fund, LP (“BRCPOF”), a private equity fund managed by one of our subsidiaries, in the amount of $14,816,000, and recorded interest expense of $1,710,000 during the year ended December 31, 2020 related to BRCPOF’s loan participations. We also recorded commission income of $568,000 from introducing trades on behalf of BRCPOF during the year ended December 31, 2020. Our executive officers and members of our board of directors have a 42.5% financial interest, which includes a financial interest of Bryant Riley, our Co-Chief Executive Officer, of 26.1% in BRCPOF at March 31, 2021. As of March 31, 2021, we had outstanding loan participations to BRCPOF in the amount of $8,730,484.

Babcock & Wilcox

One of our wholly owned subsidiaries is party to a services agreement with Babcock & Wilcox Enterprises, Inc. (“B&W”) that provides for Kenneth Young, our President, to serve as the Chief Executive Officer of B&W until December 31, 2023 (the “Executive Consulting Agreement”), unless terminated by either party with thirty days written notice. Under this agreement, fees for services provided are $750,000 per annum, paid monthly. In addition, subject to the achievement of certain performance objectives as determined by B&W’s Compensation Committee of the Board, a performance fee may also be earned and payable to us. In March 2020, B&W’s Compensation Committee of the Board approved an additional $1,000,000 performance fee in accordance with the Executive Consulting Agreement.

We have a last-out term loan receivable due from B&W that is included in loans receivable, at fair value with a fair value of $73,330,153 at March 31, 2021. On January 31, 2020, we provided B&W with an additional $30,000,000 of last-out term loans pursuant to new amendments to B&W’s credit agreement. On May 14, 2020, we provided B&W with another $30,000,000 of last-out term loans pursuant to a further amendment to B&W’s credit agreement which also included future commitments for us to loan B&W $40,000,000 at various dates starting in November 2020 and a limited guaranty by us of B&W’s obligations under the amended credit facility, (the “Amendment Transactions”). In November 2020, an additional $10,000,000 was funded under the Amendment Transactions. Interest is payable quarterly at the fixed rate of 12.0% per annum in common stock of B&W at $2.28 per common share through December 31, 2020 and in cash thereafter. All of these loans were made to B&W as part of various amendments to B&W’s existing credit agreement with other lenders not related to us. As part of the Amendment Transactions, we entered into the following agreements: (i) an Amendment and Restatement Agreement, dated as of May 14, 2020, among B&W, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, including us; (ii) a Fee Letter, dated as of May 14, 2020, among B&W and us; (iii) a Fee and Interest Equitization Agreement, dated May 14, 2020, between B&W and us; (iv) a Termination Agreement, dated as of May 14, 2020, among us, B&W and acknowledged by Bank of America, N.A. with respect to the Backstop Commitment Letter described below (the “Termination Agreement”); and (v) a Limited Guaranty Agreement, dated as of May 14, 2020, among B&W, Bank of America, N.A and us.

On January 31, 2020, we also entered into a letter agreement with B&W (the “Backstop Commitment Letter”) pursuant to which we agreed to fund any shortfall in the $200,000,000 of new debt or equity financing required as part of the terms of the Refinancing to the extent such amounts have not been raised from third parties on the same terms contemplated by the Refinancing. On May 14, 2020, we provided B&W with another $30,000,000 of last-out term loans pursuant to a further amendments to B&W’s credit agreement, which also included future commitments from us to loan B&W $40,000,000 million on various dates starting in November 2020 and a limited guaranty by us of B&W’s obligations under the amended credit facility. The Backstop Commitment Letter terminated pursuant to the Termination Agreement.

On August 10, 2020, we entered into a project specific indemnity rider (the “Indemnity Rider”) in favor of Berkley Insurance Company and/or Berkley Regional Insurance Company (collectively, “Berkley”) to a general agreement of indemnity made by B&W in favor of Berkley (the Indemnity Agreement”). Pursuant to the Indemnity Rider, we agreed to indemnify Berkley in connection with a default by B&W under the Indemnity Agreement relating to a $30,000,000 payment and performance bond issued by Berkley in connection with a construction project undertaken by B&W. In consideration for providing the Indemnity Rider, B&W paid us $600,000 million on August 26, 2020.

On February 12, 2021, B&W issued us an aggregate $35,000,000 in principal amount of 8.125% senior notes due 2026 in consideration for the cancellation or deemed prepayment of $35,000,000 principal amount of the existing Tranche A Term Loans made by us to B&W.

During the year ended December 31, 2020 and through March 31, 2021, B&W paid us $8,867,547 of underwriting, financial advisory and other fees in connection with B&W’s capital raising activities.

Randall E. Paulson

Mr. Paulson, our director, holds investments in BRCPOF aggregating approximately $3,000,000 at cost as of March 31, 2021.

On February 12, 2020, Mr. Paulson entered into a Securities Purchase Agreement (the “Paulson Purchase Agreement”) with BRPM and BRCPOF pursuant to which Mr. Paulson purchased 35,000 shares of Alta’s common stock for an aggregate purchase price of $350,000. Pursuant to the Paulson Purchase Agreement, BRCPOF transferred and assigned to Mr. Paulson an additional 1,842 shares of Alta’s common stock and 13,125 warrants to purchase shares of Alta’s common stock with an exercise price of $11.50 per share.

On March 2, 2021, we purchased a $2,400,000 minority equity interest in Dash Medical Holdings, LLC (“Dash”) as part of Mr. Paulson’s acquisition of the company. We also loaned Dash Holding Company, Inc. (together with Dash Medical Holdings, LLC, “Dash”) $3,000,000 pursuant to that certain Subordinated Working Capital Promissory Note (the “Note”) and Subordination Agreement that was entered into on March 2, 2021, The Note matures in March 2027. Dash is controlled by Mr. Paulson, who also sits on its board of directors.

Andrew Gumaer

On May 12, 2020, we entered into a separation agreement and general release (the “Separation Agreement”) and a three-year consulting services agreement (the “Consulting Agreement”) with Andrew Gumaer, our former director and chief executive officer of GAG, LLC.

Pursuant to the terms of the Separation Agreement, we paid Mr. Gumaer $500,000 on June 15, 2020 in exchange for a customary waiver by Mr. Gumaer of any claims he may have against us, subject to applicable law.

Pursuant to the terms of the Consulting Agreement, Mr. Gumaer will provide services to us related to our asset appraisal, auction and liquidation business in exchange for aggregate compensation of $25,000 per month plus a $25,000 monthly bonus during the first year of the Consulting Agreement; $12,500 per month plus a $20,833 monthly bonus during the second year of the Consulting Agreement; and $4,167 per month plus a $12,500 monthly bonus during the third year of the Consulting Agreement. Mr. Gumaer is also eligible for discretionary bonuses, against which any monthly bonuses are creditable.

Procedures for Approval of Related Party Transactions

Under its charter, the Audit Committee is charged with reviewing all potential related party transactions. Our policy has been that the Audit Committee, which is comprised solely of independent directors, reviews and then recommends such related party transactions to the entire Board for further review and approval. All such related party transactions are then required to be reported under applicable SEC rules. Aside from this policy, we have not adopted additional procedures for review of, or standards for approval of, related party transactions, but instead review such transactions on a case-by-case basis.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from our reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner.

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive officers are elected by our Board and serve at its discretion. There are no family relationships between any director or executive officer and any other directors or executive officers. Set forth below is information regarding our executive officers as of March 31, 2021.

Name	Position	Age
Bryant R. Riley	Chairman and Co-Chief Executive Officer	54
Thomas J. Kelleher	Co-Chief Executive Officer	53
Kenneth Young	President	57
Phillip J. Ahn	Chief Financial Officer and Chief Operating Officer	51
Andrew Moore	Chief Executive Officer of B. Riley Securities, Inc.	44
Alan N. Forman	Executive Vice President, General Counsel and Secretary	60
Howard Weitzman	Senior Vice President, Chief Accounting Officer	59

Messrs. Riley and Kelleher’s biographical information is included with those of the other members of our Board.

Kenneth Young has served as our President since July 2018, and previously served as a director of the Company from May 2015 to October 2016, during which he was chair of the Board’s Audit Committee and on the Board’s Compensation and Corporate Governance committees. Mr. Young also has served as Chief Executive Officer of B. Riley Principal Investments, LLC since October 2016. He previously served as Chief Executive Officer of B. Riley Principal Merger Corp., from October 2018 to February 2020, at which time it completed its business combination with Alta Equipment Group, Inc. (NYSE: ALTG) and Chief Executive Officer of B. Riley Principal Merger Corp II from May 2020 to November 2020 at which time it completed its business combination with Eos Energy Enterprises (Nasdaq: EOSE). Mr. Young serves as Chairman and is a member of the board at Babcock & Wilcox Enterprises, Inc. (NYSE:BW) since September 2020; he also has served as Chief Executive Officer since November 2018. Mr. Young has served as a member of the board of Sonim Technologies, Inc. (NASDAQ: SONM) since 2018. He also served on the board of bebe stores, inc. (OTC:BEBE) from January 2018 to April 2019, Standard Diversified (NYSE:SDI) from 2015 to 2017, Globalstar, Inc. (NYSE: GSAT) from November 2015 to December 2018, Orion Energy Systems, Inc. (NASDAQ: OESX), from August 2017 to May 2020, and Franchise Group, Inc. (NASDAQ: FRG) (fka Liberty Tax, Inc.), from 2018 to 2020. From August 2008 to March 2016, Mr. Young served as the President and Chief Executive Officer of Lightbridge Communications Corporation. Mr. Young holds a Master’s in Business Administration from the University of Southern Illinois and a Bachelor of Science in Computer Sciences from Graceland University.

Phillip J. Ahn has served as our Chief Financial Officer and Chief Operating Officer since April 2013 and previously served as our Senior Vice President, Strategy and Corporate Development from February 2010 to April 2013. Prior to joining B. Riley, Mr. Ahn served as Vice President of Altpoint Capital Partners from June 2009 to February 2010 and as Vice President of Stone Tower Equity Partners from June 2007 to June 2009. Prior to 2007, Mr. Ahn served as Senior Investment Officer at the NY State Common Retirement Fund and held investment banking positions at both Salomon Smith Barney and CIBC World Markets. Prior to starting his investment banking career, Mr. Ahn was a research analyst at Standard & Poor’s J.J. Kenny division. Mr. Ahn received his Bachelor of Arts in Economics from the University of Michigan in 1992 and his MBA in Finance from Columbia University in 1997, graduating with Beta Gamma Sigma honors. Mr. Ahn is a CFA charterholder and member of the CFA Society New York.

Andrew Moore was appointed Chief Executive Officer of B. Riley Securities, Inc. (fka B. Riley FBR, Inc.) on July 10, 2018, prior to which he served as President of B. Riley Securities, Inc. from 2016 to 2018. In 2006, Mr. Moore joined B. Riley & Co., LLC as an institutional sales professional, promoted to Director of Sales in 2011. During his tenure with B. Riley Securities, Inc., Mr. Moore has played a critical role structuring Issuer financings, placing the related instruments into the firm’s proprietary institutional client base, and ensuring appropriate secondary market support. Previously, Mr. Moore held sales positions at Roth Capital Partners and Bear Stearns & Co. Mr. Moore received a Bachelor of Science in Business Administration from the University of Kansas and a Master’s in Business Administration in Finance from the University of Southern California, Marshall School of Business.

Alan N. Forman has served as our Executive Vice President, General Counsel and Secretary since May 2015. Prior to joining us, Mr. Forman served as Senior Vice President and General Counsel of STR Holdings, Inc. from April 2012 until May 2015, and as Vice President and General Counsel from May 2010 to April 2012. Mr. Forman was also a partner at Brown Rudnick LLP from May 1998 to May 2010. Mr. Forman brings extensive experience in corporate and securities law including intellectual property, licensing agreements, financing transactions, corporate governance, and mergers and acquisitions. Mr. Forman holds a B.A. in Economics from Emory University and a J.D. from the George Washington University Law School.

Howard Weitzman has served as our Senior Vice President, Chief Accounting Officer since December 2009. Prior to December 2009, Mr. Weitzman served as a Senior Manager in the SEC Services Group in the audit practice at Moss Adams, LLP and also worked twelve years in public accounting at two “Big 4” accounting firms, most recently as a Senior Manager in the financial services audit practice of Deloitte & Touche, LLP. Mr. Weitzman also held various senior financial management positions, with Banner Holdings, Inc. as the Chief Financial Officer of Central Financial Acceptance Corporation and Controller and Principal Accounting Officer of Central Rents, Inc. Mr. Weitzman also served as a Senior Vice President and Chief Financial Officer of Peoples Choice Financial Corporation. Mr. Weitzman received a B.S. in Accounting from California State University, Northridge and is a California licensed Certified Public Accountant.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our named executive officers during fiscal 2020, 2019, and 2018.(1)

Name and Principal Position	Year	Salary ($)	Bonus(2)(3) ($)	Stock Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Bryant R. Riley	2020	600,000	—	760,365	1,800,000	585,697	3,746,062
Chairman and Co-Chief	2019	600,000	—	2,477,934	1,800,000	32,028	4,909,962
Executive Officer	2018	600,000	—	830,000	1,223,266	6,839	2,660,105
Thomas J. Kelleher	2020	600,000	—	760,365	1,800,000	560,503	3,720,868
Co-Chief Executive Officer	2019	600,000	—	2,477,934	1,800,000	21,594	4,899,528
	2018	545,769	—	518,750	1,223,266	8,399	2,296,184
Phillip J. Ahn	2020	400,000	—	354,832	800,000	292,810	1,847,642
Chief Financial Officer and	2019	400,000	125,000	1,212,907	800,000	17,581	2,555,488
Chief Operating Officer	2018	412,500	—	373,500	543,674	7,545	1,337,219
Kenneth Young(6)	2020	550,000	—	405,533	1,100,000	1,489,542	3,545,075
President	2019	550,000	—	1,265,027	1,100,000	1,165,254	4,080,281
	2018	519,039	—	415,000	747,551	89,780	1,771,370
Andrew Moore	2020	500,000	500,000	405,533	1,000,000	285,267	2,690,800
Chief Executive Officer,	2019	500,000	125,000	1,265,027	1,000,000	11,054	2,901,081
B. Riley Securities, Inc.	2018	283,077	50,000	415,000	764,038	2,280	1,514,395
Alan N. Forman(7)	2020	375,000	—	253,449	750,000	158,481	1,536,929
Executive Vice President, General Counsel & Secretary	2019	375,000	125,000	684,645	750,000	14,236	1,948,881

____________

(1)      The table above summarizes the total compensation earned by each of our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018. As our employees, neither Mr. Riley nor Mr. Kelleher, each of whom were directors during all or a portion of the fiscal years ended December 31, 2020, 2019 and 2018, received any compensation for his services as a director.

(2)      Bonus amounts in 2020 and 2019 were discretionary bonuses for named executive officers approved by the Compensation Committee.

(3)      Bonus paid to Mr. Moore in 2018 included discretionary bonus earned and paid prior to his becoming an executive officer.

(4)      Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of RSU grants granted during the applicable fiscal year. The assumptions used in the calculations for these amounts are described in Note 18 of the Notes to Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended December 31, 2020. For a discussion of the material terms of each outstanding RSU grant, see the table below entitled “Outstanding Equity Awards at 2020 Fiscal Year End.”

(5)      The amounts listed in this column include non-equity incentive plan compensation earned by and paid to each of our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018. In the case of Mr. Moore, $220,364 in 2018 sales commissions earned prior to his appointment as executive officer are included.

(6)      Includes accrued dividend rights paid upon vesting of RSUs and PRSUs in 2020, in accordance with award agreements, as approved by the Compensation Committee; matching contributions made under the B. Riley Financial 401(k) Plan; and payment to Mr. Young for consulting services to Babcock & Wilcox Enterprises, Inc.

(7)      Mr. Forman was a named executive officer of our company in 2019 and 2020. For Mr. Forman, compensation is not shown for fiscal year 2018 because he was not a named executive officer in fiscal year 2018.

Grants of Plan-Based Awards Table for 2020

The following table presents information concerning each grant made to our named executive officers in our fiscal year ended December 31, 2020, under any equity or non-equity incentive plan.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units of Stock(2) (#)	Grant Date Fair Value(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Bryant R. Riley	—	150,000	900,000	1,800,000	—	—
	5/21/2020				41,482	760,365
Thomas J. Kelleher	—	150,000	900,000	1,800,000	—	—
	5/21/2020				41,482	760,365
Phillip J. Ahn	—	100,000	400,000	800,000	—	—
	5/21/2020				19,358	354,832
Kenneth Young	—	137,500	550,000	1,100,000	—	—
	5/21/2020				22,124	405,533
Andrew Moore	—	125,000	500,000	1,000,000	—	—
	5/21/2020				22,124	405,533
Alan N. Forman	—	93,750	375,000	750,000	—	—
	5/21/2020				13,827	253,449

____________

(1)      The amounts represent the threshold, target and maximum annual incentive award pay-out under the B. Riley Financial, Inc. Management Bonus Plan for the 2020 fiscal year. Actual 2020 payments are reported in the “2020 Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(2)      On May 21, 2020, we granted Messrs. Riley, Kelleher, Ahn, Young, Moore and Forman RSU awards as a component of their annual compensation for the fiscal year ended December 31, 2020, scheduled to vest one-third on May 24, 2021, one-third on May 24, 2022 and one-third on May 24, 2023, subject to continued employment with our company. Each RSU awarded represents the right to receive one share of our common stock. Additionally, each of the above award recipients has the right to receive promptly following each vesting date an amount equal to the product of (i) the number of RSUs vested on such vesting date, multiplied by (ii) the total dividends declared and paid per share of common stock since the date of award.

(3)      Represents the grant date fair value, which has been computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table provides information concerning outstanding equity awards held by our named executive officers as of December 31, 2020.

Name	Number of Units of Stock That Have Not Vested(1) (#)	Market Value of Units of Stock That Have Not Vested(2) ($)
Bryant R. Riley(3)	80,469	3,558,339
Thomas J. Kelleher(4)	75,469	3,337,239
Phillip J. Ahn(5)	37,330	1,650,733
Kenneth Young(6)	42,472	1,878,112
Andrew Moore(7)	42,472	1,878,112
Alan N. Forman(8)	26,878	1,188,545

____________

(1)      Represents awards of RSUs granted under our Amended and Restated 2009 Stock Incentive Plan.

(2)      The market value of awards of RSUs that have not yet vested is based on the number of unvested RSUs (each of which represent the right to receive one share of our common stock) as of December 31, 2020, multiplied by the closing sale price of our common shares on December 31, 2020 ($44.22 per share).

(3)      Unvested RSUs held by Mr. Riley at December 31, 2020 vest as follows: 39,988 RSUs will vest in full on May 24, 2021, 26,654 RSUs will vest in full on May 24, 2022, and 13,827 RSUs will vest in full on May 24, 2023.

(4)      Unvested RSUs held by Mr. Kelleher at December 31, 2020 vest as follows: 34,988 RSUs will vest in full on May 24, 2021, 26,654 RSUs will vest in full on May 24, 2022, and 13,827 RSUs will vest in full on May 24, 2023.

(5)      Unvested RSUs held by Mr. Ahn at December 31, 2020 vest as follows: 18,439 RSUs will vest in full on May 24, 2021, 12,439 will vest in full on May 24, 2022, and 6,452 will vest in full on May 24, 2023.

(6)      Unvested RSUs held by Mr. Young at December 31, 2020 vest as follows: 20,882 RSUs will vest in full on May 24, 2021, 14,216 RSUs will vest in full on May 24, 2022, and 7,374 RSUs will vest in full on May 24, 2023.

(7)      Unvested RSUs held by Mr. Moore at December 31, 2020 vest as follows: 20,882 RSUs will vest in full on May 24, 2021, 14,216 RSUs will vest in full on May 24, 2022, and 7,374 RSUs will vest in full on May 24, 2023.

(8)      Unvested RSUs held by Mr. Forman at December 31, 2020 vest as follows: 13,385 RSUs will vest in full on May 24, 2021, 8,884 RSUs will vest in full on May 24, 2022, and 4,609 will vest in full on May 24, 2023.

Stock Vested

The following table provides information on the value realized by each of our named executive officers as a result of the vesting of RSUs during 2020.

Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Bryant R. Riley	239,063	8,080,228
Thomas J. Kelleher	229,224	7,897,813
Phillip J. Ahn	118,437	4,019,822
Kenneth Young	117,809	4,008,179
Andrew Moore	118,624	4,030,037
Alan N. Forman	63,614	2,091,404

____________

(1)      RSUs of Messrs. Riley, Kelleher, Ahn, Young, Moore and Forman vested on May 22, 2020 as follows: 39,063, 29,224, 18,437, 17,809, 17,809, and 13,614 respectively. The closing price of our common stock on that date was $18.54. PRSUs of Messrs. Riley, Kelleher, Ahn, Young, Moore and Forman vested on December 15, 2020 as follows: 200,000, 200,000, 100,000, 100,000, 100,000 and 50,000, respectively. The closing price of our common stock on that date was $36.78. Mr. Moore vested in an additional 815 RSUs on January 31, 2020. The closing price of our common stock on that date was $26.82.

All Other Compensation

The following table sets forth additional information with respect to the amounts reported in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2020.

Name	Dividend Rights Paid Upon 2020 Vesting of RSUs(1) ($)	401k Plan Match(2) ($)	Other(3) ($)	Total ($)
Bryant R. Riley	581,422	4,275	—	585,697
Thomas J. Kelleher	556,228	4,275	—	560,503
Phillip J. Ahn	288,535	4,275	—	292,810
Kenneth Young	285,267	4,275	1,200,000	1,489,542
Andrew Moore	285,267	—	—	285,267
Alan N. Forman	154,206	4,275	—	158,481

____________

(1)      Includes accrued dividend rights paid upon May 24, 2020 vesting of RSU awards granted on June 13, 2017, June 13, 2018 and May 24, 2019, and December 15, 2020 vesting of PRSU awards granted on July 12, 2019, in accordance with award agreements, as approved by the Compensation Committee.

(2)      The maximum 401k match for 2019 was $4,275. Our executive officers are eligible for the same 401k match program as is available to all employees.

(3)      Payments to Mr. Young for consulting services to Babcock & Wilcox Enterprises, Inc. in the capacity of Chief Executive Officer of Babcock & Wilcox Enterprises.

Potential Payments Upon Termination or Change in Control

Of our named executive officers, Messrs. Kelleher, Riley, Ahn and Forman, are each subject to an employment agreement that became effective on January 1, 2018 and was amended on April 3, 2019. Additionally, Mr. Young and Mr. Moore are subject to employment agreements which became effective on July 10, 2018 and were amended on April 3, 2019. Each of the employment agreements provides for a severance payment equal to the sum of (1) one times the executive’s base salary as in effect immediately prior to a qualifying termination plus (2) one times the executive’s target bonus for the calendar year in which the qualifying termination occurs, or if no target bonus for such calendar year has been set, the target bonus for the prior year. The employment agreements also provide for reimbursement of a portion of the executive’s COBRA premiums for up to twelve months following a qualifying termination. Qualifying terminations include (i) termination without cause by the company, (ii) termination due to death or disability and (iii) resignation for good reason. In addition, the employment agreements provide that all unvested awards, including PRSUs, become fully vested upon a change of control.

The descriptions below provide information about the payments and other benefits to which each of our named executive officers would be entitled upon a termination of such Named Executive Officer or a change in control. The tables below show, for each Named Executive Officer, our estimates of our potential cash payments and other benefits that would have been paid to the Named Executive Officer assuming that (i) such a termination or change in control was effected as of December 31, 2020, (ii) the target bonus amounts for each Named Executive Officer equal the target amounts established for fiscal year 2020 and (iii) the market value of RSUs that have not vested as of December 31, 2020 was $44.22 per share, which was the closing price of our company’s common stock on December 31, 2020, the last trading day of the year. The tables below also assume that all salary amounts earned by each Named Executive Officer through the date of such a termination or change in control had already been paid. As a result, all amounts in these tables are only estimates, and the actual amounts that would be paid can only be determined at the time of the event triggering the payments.

Payments Due Upon Termination Without Cause, for Death or Disability, or Resignation for Good Reason

Name	Cash Payment(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Benefits(5) ($)	Total ($)
Bryant R. Riley	1,500,000	3,558,339	900,000	147,604	26,495	6,132,438
Thomas J. Kelleher	1,500,000	3,337,239	900,000	131,229	26,495	5,894,963
Phillip J. Ahn	800,000	1,650,733	400,000	68,155	16,466	2,935,353
Kenneth Young	1,100,000	1,878,112	550,000	77,265	26,495	3,631,871
Andrew Moore	1,000,000	1,878,112	500,000	77,265	23,416	3,478,793
Alan N. Forman	750,000	1,188,545	375,000	49,383	—	2,362,928

____________

(1)      In the event of involuntary termination without Cause, for death or disability, or resignation for Good Reason, in accordance with their employment agreements, executives shall receive a severance payment equal to the sum of 1x the executive’s base salary and 1x the executive’s target bonus for the calendar year in which the termination occurs.

(2)      Upon termination without Cause or for death or disability, in accordance with award agreements, unvested time-based RSUs shall vest. The market value is based on the number of RSUs that would vest multiplied by $44.22, which was the closing price of our common stock on December 31, 2020, the last trading day of the year. In the event of resignation for Good Reason, RSUs would not vest and, therefore, numbers in this column would be zero.

(3)      A prorated portion of the target bonus for the year of termination is payable. It is assumed for purposes of this table that the termination occurred on December 31, 2020 and the full target bonus amount would be due.

(4)      Upon vesting of RSUs, accrued dividend rights, equivalent to dividends declared and paid per share of common stock from July 1, 2018 through December 31, 2020, are paid for RSUs awarded in 2018, 2019 and 2020 in accordance with award agreements. In the case of resignation for Good Reason, RSUs would not vest and, therefore, numbers in this column would be zero.

(5)      According to the terms of their employment agreements, executives shall be reimbursed the difference between the cost of health insurance coverage under COBRA and premiums paid by similarly situated employees for 12 months, or until the executive becomes eligible to receive substantially similar coverage from another employer.

Payments Due Upon Termination With Cause or Resignation Without Good Reason

Name	Cash Payment ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation ($)	Benefits ($)	Total ($)
Bryant R. Riley	—	—	900,000	—	—	900,000
Thomas J. Kelleher	—	—	900,000	—	—	900,000
Phillip J. Ahn	—	—	400,000	—	—	400,000
Kenneth Young	—	—	550,000	—	—	550,000
Andrew Moore	—	—	500,000	—	—	500,000
Alan N. Forman	—	—	375,000	—	—	375,000

____________

(1)      In the event an executive is terminated by the Company with Cause or resigns without Good Reason, a prorated portion of the target bonus for the year of termination is payable. It is assumed for purposes of this table that the termination occurred on December 31, 2020 and the full target bonus amount would be due.

Payments Due Upon Change in Control

Name	Cash Payment ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Benefits ($)	Total ($)
Bryant R. Riley	—	3,558,339	—	147,604	—	3,705,943
Thomas J. Kelleher	—	3,337,239	—	131,229	—	3,468,468
Phillip J. Ahn	—	1,650,733	—	68,155	—	1,718,887
Kenneth Young	—	1,878,112	—	77,265	—	1,955,377
Andrew Moore	—	1,878,112	—	77,265	—	1,955,377
Alan N. Forman	—	1,188,545	—	49,383	—	1,237,928

____________

(1)      In accordance with executive employment agreements, unvested RSUs shall vest upon Change in Control. The market value is based on the number of RSUs that would vest multiplied by $44.22, which was the closing price of our common stock on December 31, 2020, the last trading day of the year.

(2)      Upon RSU vesting upon Change in Control, accrued dividend rights, equivalent to dividends declared and paid per share of common stock from July 1, 2018 through December 31, 2020, are paid for RSUs awarded in 2018, 2019 and 2020 in accordance with award agreements.

Risks Related to Compensation Policies and Practices

The Compensation Committee has considered and regularly monitors whether our overall employee compensation program creates incentives for employees to take excessive or unreasonable risks that could materially harm our business. Although risk-taking is a necessary part of building any business, the Compensation Committee focuses on aligning our compensation policies with the long-term interests of the Company and its stockholders and avoiding short-term rewards for management or other employee decisions that could pose long-term risks to the Company. We believe that several features of our compensation policies for management-level employees appropriately mitigate these risks, including a mix of long- and short-term compensation incentives that we believe is properly weighted for a company of our size, in our industry and with our stage of growth, and the uniformity of compensation policies and objectives across our employees. We also believe our internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing us to a harmful long-term business transaction in exchange for short-term compensation benefits.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of annual total compensation of Mr. Riley and Mr. Kelleher, our Co-CEOs, to that of our median employee. Our median employee earned $110,780 in total compensation for 2020. Based upon the total 2020 compensation reported for Mr. Riley and Mr. Kelleher of $3,746,062 and $3,720,868, respectively, as reported under “Total” in the Summary Compensation Table, our ratio of Co-CEO to median employee pay was 34:1. Our median employee is employed in our B. Riley Wealth Management, Inc. subsidiary.

Calculation Methodology

To identify our median employee, we identified our total employee population worldwide as of December 28, 2020, excluding our Co-CEOS, in accordance with SEC rules. On December 28, 2020, 87% of our employee population was located in the U.S., with 12.6% in India, 0.3% in Israel and 0.1% in Europe.

We collected full-year 2020 actual gross earnings data for the December 28, 2020 employee population, including cash-based compensation and equity-based compensation that was realized in 2020, relying on our internal payroll records. Compensation was annualized on a straight-line basis for non-temporary new hire employees who did not work with our company for the full calendar year.

Once we determined the median employee, we calculated total compensation for the median employee in the same manner in which we determine the compensation shown for our named executive officers in the Summary Compensation Table, in accordance with SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding certain aspects of our overall compensation philosophy and objectives and the elements of compensation paid to our named executive officers in 2020.

Executive Summary

2020 Compensation Philosophy

Our executive compensation program is designed (i) to provide incentives to our executive officers to manage and grow our businesses and (ii) to attract, retain, and motivate top quality, effective executives. In addition to general senior management responsibilities, each of our named executive officers also has revenue production or management responsibilities within our operating subsidiaries. In determining compensation for our named executive officers, the primary emphasis is on our consolidated financial performance, but each individual’s performance and/or business unit performance are considered. The effective implementation of this program plays an integral role in our success.

The Compensation Committee of the Board has responsibility for overseeing our compensation philosophy. The Compensation Committee has the primary authority to determine and recommend to the Board for final approval the compensation of our named executive officers.

Compensation Philosophy and Objectives

A substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. We believe this model provides a key incentive to motivate management to achieve our business objectives. The executive compensation program provides compensation opportunities contingent upon performance that we believe are competitive with practices of other similar financial services firms. We strongly believe that the components of our compensation programs align the interests of our named executive officers with our stockholders and will promote long-term stockholder value creation.

We link rewards to both corporate and individual performance, emphasizing long-term results and alignment with our stockholders’ interests. We align compensation with business strategy and risk and provide a mix of performance and retentive-based compensation. Long-term equity compensation is an integral part of our compensation program with awards of equity subject to vesting requirements, including continued employment. Although we do not have formal equity ownership guidelines for our executive officers and other key leaders of our company, we encourage our executives to maintain a meaningful ownership interest in our company, aligning their interests with those of our stockholders.

Our executives are eligible for the same benefit plans available to all of our employees, and we do not provide any executive perquisites, defined benefit plans, or other retirement benefits (other than the defined contribution plan available to employees generally).

Throughout this report, we refer to our Co-Chief Executive Officers, our Chief Financial Officer, and each of our three other most highly compensated executive officers for 2020 as our “named executive officers.” In addition to our Co-Chief Executive Officers and our Chief Financial Officer, this group includes our President, our Chief Executive Officer of B. Riley Securities, Inc. and our Executive Vice President, General Counsel and Secretary.

Principles and Objectives of Our Compensation Program

The Compensation Committee of our Board has discretionary authority over the compensation of our named executive officers. In developing a compensation program for our named executive officers, the Compensation Committee’s goal is to link compensation decisions to both corporate and individual performance, with a focus on rewarding the achievement of financial results, as well as rewarding the individual performance and accomplishments of our named executive officers in light of their respective duties and responsibilities, the impact of their actions on our strategic initiatives, and their overall contribution to the culture, strategic direction, stability and performance of our company. Our Co-Chief Executive Officers recommend to the Compensation Committee the amount and form of compensation for each of our named executive officers other than themselves, and the amount and form of compensation for our Co-Chief Executive Officers are initially developed by the Chairman of the Compensation

Committee with input from the committee’s independent compensation consultant, as necessary, and are then reviewed and approved by the Compensation Committee. Our Compensation Committee retains the discretion to compensate and reward our named executive officers based on a variety of other factors, including subjective or qualitative factors.

Principles

Our compensation program for our named executive officers is designed to attract, retain, and motivate executives and professionals of the highest quality and effectiveness while aligning their interests with the long-term interests of our stockholders. The following five “Principles of Compensation” summarize key categories that our Board, the Compensation Committee, and our management team believe are critical to recognize:

•        Company Performance — All compensation decisions are made within the context of overall company performance. We evaluate company performance primarily from a financial perspective, but also from a strategic perspective.

•        Alignment — We believe that the interests of our employees and stockholders should be aligned. Compensation directly reflects both the annual and longer-term performance of the business.

•        Risk Management — Compensation practices and decisions are designed to neither encourage nor reward excessive or inappropriate risk taking.

•        Employee Contribution — An individual’s compensation, evaluated within the context of overall company results, is determined by the individual’s contribution to the business. We consider both financial and non-financial factors. In determining individual compensation, teamwork and unselfish behavior are recognized and appropriately rewarded.

•        Quality and Retention of Staff — Total compensation levels are calibrated to the market such that we remain competitive for attracting, motivating, and retaining the very best people in light of our business strategy. We seek to maximize the value of an executive’s compensation through both appropriate pay design and effective communication of pay programs. Compensation is structured to encourage long-term service and loyalty.

Objectives

The Compensation Committee seeks, through our compensation programs, to foster an entrepreneurial, results-focused culture that we believe is critical to the success of our company and to the long-term growth of stockholder value. In addition to appropriately rewarding individual performance, viewed in light of each named executive officer’s duties, responsibilities and function, the Compensation Committee also believes that it is critical to encourage commitment among the named executive officers to our overall corporate objectives and culture of partnership. A key objective of our overall compensation program is for the named executive officers to have a significant portion of their compensation linked to building long-term value for our stockholders.

Role of Independent Compensation Consultant

In 2019 and 2020, the Compensation Committee retained Mercer LLC, an independent consulting firm, to assist the Compensation Committee in fulfilling its duties in setting compensation for our Chief Executive Officers and other named executive officers. Mercer was engaged by and is reporting solely to the Compensation Committee, and the Compensation Committee has the sole authority to approve the terms of the engagement. Mercer did not provide any services to the company in Fiscal 2019 or 2020 other than executive compensation consulting services provided to the Compensation Committee. Before engaging Mercer, the Compensation Committee determined that Mercer is independent, after taking into account the factors set forth in Rule 10C-1 of the Exchange Act and NASDAQ Marketplace Rule 5605(d)(3). Mercer identified a group of public peer companies to benchmark compensation for our Chief Executive Officers and other named executive officers against peer company Chief Executive Officers and market survey data. Mercer’s analysis considered: (i) base salary; (ii) annual incentive compensation; (iii) total cash compensation; (iv) long-term incentive compensation; (v) and total direct compensation. There were no changes to our executive compensation plan in 2020.

Peer Group

As part of its services, in 2020, Mercer compiled data regarding Chief Executive Officer and other named executive officer compensation from the following “peer” companies: Artisan Partners Asset Management, Cowen Inc., Greenhill & Co. Inc., Houlihan Lokey Inc., JMP Group Inc., Moelis & Co., Oppenheimer Holdings Inc., Piper Jaffray Companies, PJT Partners Inc. and Virtus Investment Partners Inc. This peer group includes companies primarily consisting of investment banks and asset managers with revenues and market capitalizations most comparable to ours. While the Compensation Committee considered the level of compensation paid by the firms in the peer group as a reference point that provides a framework for its decisions regarding compensation for the Co-Chief Executive Officers and other named executive officers, in order to maintain competitiveness and flexibility, the Compensation Committee did not target compensation at a particular level relative to the peer group. Similarly, the Compensation Committee did not employ a formal benchmarking strategy or rely upon specific peer-derived targets. This peer group market data is an important factor considered by the Compensation Committee when setting compensation, but it is only one of multiple factors considered by the Compensation Committee, and the amount paid to each named executive officer may be more or less than the composite market median based on individual performance, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important. There were no changes to our executive compensation plan in 2019 or 2020.

Review of Stockholder Advisory Votes on Our Executive Compensation

Consistent with the preference of our stockholders, which was expressed at our annual meeting of stockholders held in Beverly Hills, CA, our stockholders currently have the opportunity to cast an advisory vote on our executive compensation once every three years. At our 2019 annual meeting of stockholders, our executive compensation received a favorable advisory vote from 91.35% of the votes cast on the proposal at the meeting (which excludes abstentions and broker non-votes). The Compensation Committee believes this approval affirmed stockholders’ support of our approach to executive compensation, and therefore the Compensation Committee did not significantly change our compensation policies, philosophy, structure, or levels in response to such advisory vote. The Compensation Committee will continue to consider the outcome of stockholder advisory votes on our executive compensation when making compensation decisions for our named executive officers and in respect of our compensation programs generally.

Elements of 2020 Compensation

This section describes the various elements of our compensation program for our named executive officers in 2020, summarized in the table below, and why the Compensation Committee chose to include the items in the compensation program. As detailed below, the primary elements of our compensation program during 2020 consisted of base salary, performance-based cash bonuses, or “at risk,” compensation opportunities, and long-term equity incentive compensation. We also provided benefit programs that apply to all employees. The elements of our executive compensation program are summarized as follows:

Element	Description	Function
Base Salary	Fixed cash compensation	Provides basic compensation at a level consistent with competitive practices; reflects role, responsibilities, skills, experience, and performance; encourages retention
Performance-Based Cash Bonuses	Cash bonuses earned based on performance under the terms of the Management Bonus Plan (“B. Riley Bonus Plan”).	Motivates and rewards for achievement of annual company financial performance goal
Discretionary Bonuses	Discretionary bonuses awarded in circumstances where individual contribution and performance was excellent; payable in cash or stock at the discretion of the Compensation Committee	Rewards excellent performance relative to the duties, responsibilities, and functions of an individual executive officer

Element	Description	Function
Long-Term Equity Incentives	Equity awards granted at the Compensation Committee’s discretion under the Amended and Restated 2009 Stock Incentive Plan.

Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between executives and stockholders; increases retention; rewards creation of shareholder value

Benefits	Defined contribution savings plan, healthcare plan and other standard company benefit plans. Named executive officers receive same coverage as other employees.	Provides market competitive savings and health and welfare benefit programs available to other employees based on standard eligibility criteria
Executive Perquisites and Other Arrangements

We do not provide perquisites, defined benefit plans (other than the defined contribution plan available to employees generally) or other retirement benefits or deferred compensation to our named executive officers.

Not applicable, except as noted

Base Salary

The purpose of base salary is to provide a set amount of cash compensation for each named executive officer that is not variable in nature and is generally competitive with market practices. Consistent with our performance-based compensation philosophy, the base salary for each named executive officer is targeted to account for less than half of total compensation.

The Compensation Committee seeks to pay our named executive officers a competitive base salary in recognition of their job responsibilities for a publicly-held company by considering several factors, including competitive factors within our industry, past contributions and individual performance of each named executive officer, as well as retention. In setting base salaries, the Compensation Committee is mindful of total compensation and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of bonus opportunity that is available, assuming that performance targets are met or exceeded. Base salaries for Messrs. Riley, Kelleher, Ahn, Young, Moore and Forman remained unchanged in 2020.

B. Riley Financial, Inc. Management Bonus Plan

The B. Riley Compensation Committee believes performance-based cash compensation is important to focus B. Riley’s executives on, and reward B. Riley’s executives for, achieving key objectives. In furtherance of this, in August 2015, B. Riley adopted the B. Riley Financial, Inc. Management Bonus Plan, which we refer to as the B. Riley Bonus Plan. The purpose of the B. Riley Bonus Plan is to increase stockholder value and the success of B. Riley by motivating key employees, including B. Riley’s named executive officers, to perform to the best of their abilities and to achieve B. Riley’s objectives. The B. Riley bonus plan’s goals are to be achieved by providing such employees with incentive awards only after the achievement of specified objective performance goals during specified performance periods, in each case determined by the Compensation Committee.

In 2020, the B. Riley Compensation Committee established financial targets pursuant to the B. Riley Bonus Plan for B. Riley’s executive officers, including each of B. Riley’s named executive officers. The B. Riley Bonus Plan provided for: (i) a minimum award of 25% of base salary upon B. Riley achieving at least $96 million Earnings before Interest, Taxes, Depreciation and Amortization, Share Based Compensation, Transaction and Restructuring expenses and Other Non-recurring items and before factoring executive bonuses for 2020, and which we refer to as 2020 Adjusted EBITDA; (ii) a target award of 100% to 150% of base salary upon B. Riley achieving $120 million 2020 Adjusted EBITDA; and (iii) a maximum award of 200% to 300% of base salary upon B. Riley achieving $144 million or more 2020 Adjusted EBITDA. Such plan also provided for target awards of a prorated percentage of base salary based on the foregoing for 2020 Adjusted EBITDA levels between the foregoing targets. B. Riley achieved 2020

Adjusted EBITDA representing 346% of the target and the bonus awarded to each of our named executive officers was 200% of such individual’s respective annual base salary, except for Co-Chief Executive Officers who each received a bonus equal to 300% of his adjusted base salary.

Long-Term Equity Incentive Compensation

The Compensation Committee believes that a significant portion of our named executive officer compensation should be in the form of equity awards as a retention tool, and to align further the long-term interests of our named executive officers with those of our other stockholders. In addition, the Compensation Committee makes annual grants of long-term, performance-based incentive compensation awards to the named executive officers.

The Compensation Committee understands that equity incentive compensation can promote high-risk behavior if the incentives it creates for short-term performance are not properly aligned with the interests of our company over the long-term. The Compensation Committee believes that the structure of our company’s long-term equity incentive compensation appropriately mitigates the risk by directly aligning the recipients’ interests with those of our company. We use judgment and discretion rather than relying solely on formulaic results, and do not use highly leveraged incentives that drive risky short-term behavior. Instead, we reward consistent and longer-term performance. Our long-term equity incentive compensation rewards long-term performance on a per share basis.

In fiscal 2018, 2019 and 2020, the Compensation Committee awarded RSU grants under B. Riley’s Amended and Restated 2009 Stock Incentive Plan to B. Riley’s named executive officers as further described above in the “Management and Executive Compensation-Summary Compensation Table.” The Compensation Committee believes that these grants, which vest over a period of time, appropriately align the interests of our named executive officers with those of our stockholders and retain, motivate, and reward such executives.

In fiscal 2019, the Compensation Committee awarded Performance-based RSU grants under B. Riley’s Amended and Restated 2009 Stock Incentive Plan to B. Riley’s named executive officers. These PRSUs vested on December 15, 2020, as described above in the “Stock Vested Table,” upon the Company achieving the Adjusted Stock Price Hurdle of $35, defined as the consecutive five trading day average closing price of one share of Company common stock, plus the aggregate amount of dividends paid, within three years from the date of grant. The Compensation Committee believes that these performance-based awards appropriately align the interests of our named executive officers with those of our stockholders, and serve to retain, motivate, and reward such executives.

Timing Mix and Level of Equity Compensation Awards

In determining the number and type of equity awards to grant in any fiscal year, the Compensation Committee considers a variety of factors, including the responsibilities and seniority of the Named Executive Officer, the contribution that the Named Executive Officer is expected to make to our company in the coming years and has made in the past, and the size and terms of prior equity awards granted to the Named Executive Officer. Decisions regarding these equity awards are typically made at the Compensation Committee’s first fiscal quarter meeting at which executive compensation for the coming year is determined. However, the Compensation Committee may also grant equity awards from time to time based on individual and corporate achievements and other factors it deems relevant, such as for retention purposes or to reflect changes in responsibilities or similar events or circumstances.

Change in Control and Post-Termination Severance Benefits

The employment agreements for each of our named executive officers provide them certain benefits if their employment is terminated under specified conditions. The Compensation Committee believes these benefits are important elements of each Named Executive Officer’s comprehensive compensation package, primarily for their retention value and their alignment of the interests of our named executive officers with those of our stockholders. The details and amounts of these benefits are described in the Management and Executive Compensation section under “Payment Due Upon Termination Without Cause, for Death or Disability, or Resignation for Good Reason.”

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits our corporate tax deduction for compensation paid to certain executive officers to $1 million per year. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, this limitation did not apply to compensation that qualified as “performance-based” compensation under Section 162(m) of the Code. Under the TCJA, this “performance-based” exception is repealed for taxable years beginning after December 31, 2017, except with respect to certain “grandfathered” compensation. The Compensation Committee intends to maximize our ability to deduct executive compensation for tax purposes to the extent structuring our executive compensation for tax purposes is in alignment with our compensation philosophy. The Compensation Committee nonetheless reserves the right to use its judgment to authorize compensation payments that may not be deductible when the committee believes that such payments are appropriate and in the best interests of our shareholders, after taking into account changing business conditions or the executive officer’s performance. The Compensation Committee will continue to monitor developments under the TCJA and will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code, including the impact from the TJCA.

Anti-Hedging Policy

Our insider trading policy prohibits any covered person, including directors, executive officers and employees, as well as such person’s spouse and minor children, other persons living in their household and entities over which such person exercises control, from entering into any hedging or monetization transactions or similar arrangements with respect to Company securities, unless advance approval is obtained from the Compliance Officer.

Employment Agreements

Current Employment Agreements, as Amended

On December 29, 2017, the Compensation Committee approved the entrance by the company into new employment agreements with each of the named executive officers effective January 1, 2018. The employment agreement of Mr. Riley replaced the prior employment agreement he had with the Company. Mr. Kelleher, Mr. Ahn and Mr. Forman previously did not have employment agreements with the Company. The employment agreements for Mr. Riley and Mr. Kelleher were subsequently amended effective July 10, 2018. The Company also entered into employment agreements with Messrs. Young and Moore on July 10, 2018. Each of the employment agreements with the named executive officers was amended on April 3, 2019, to remove a Change of Control as an event constituting “Good Reason” to terminate the employment agreements.

The terms of the new employment agreements, together with any amendments, generally provide, among other things, for the following for each such individual:

•        An annual base salary subject to review and adjustment on an annual basis, in the initial amounts of: $600,000 per year for Mr. Riley and Mr. Kelleher, $400,000 per year for Mr. Ahn, $550,000 per year for Mr. Young, and $500,000 per year for Mr. Moore and $375,000 per year for Mr. Forman.

•        Eligibility for annual performance bonuses based on such individual’s performance and/or our performance in accordance with our Management Bonus Plan, with a target bonus equal to not less than 100% of such individual’s annual base salary for Messrs. Ahn, Young, Moore and Forman, and a target bonus equal to not less than 150% of such individual’s annual base salary for Messrs. Riley and Kelleher.

•        Eligibility for each fiscal year to receive an annual long-term incentive award under our equity incentive plan with a value of no less than 50% of such individual’s annual base salary (but in no event more than 50,000 restricted stock units). Each such award will be subject to approval of the Compensation Committee and vest annually over a three-year period.

•        Notwithstanding the terms of any existing agreement or plan, all outstanding unvested stock options, restricted stock units, stock appreciation rights and other unvested equity linked awards granted to such individual during the term of such individual’s employment agreement shall become fully vested upon a Change of Control and exercisable for the remainder of their full term.

•        Participation in benefit plans for our executives, reimbursement for all reasonable and necessary out-of-pocket expenses incurred by such individual in the performance of such individual’s respective duties and paid time off in accordance with our policies.

•        A requirement for each party to give twenty (20) days prior written notice to terminate such individual’s employment.

•        If such individual is terminated with Cause (as defined in the employment agreements) or resigns without Good Reason (as defined in the employment agreements), such individual receives such individual’s base salary, benefits and accrued unused leave through termination, as well as a pro rata portion of any target bonus for the year of termination (or if no target bonus for such calendar year has been set on or prior to the effective date of termination, the target bonus for the prior year).

•        If such individual is terminated without Cause, for death or for Disability (as defined in the employment agreements) or resigns for Good Reason, such individual receives, subject to the execution of a general release, a severance payment payable in one lump sum within 45 days of termination in an amount equal to the sum of (a) one (1) times such individual’s base salary and (b) one (1) times such individual’s target bonus for the year of termination (or if no target bonus for such calendar year has been set on or prior to the effective date of termination, the target bonus for the prior year). In such circumstances, such individual shall also be eligible for reimbursement for COBRA premiums for the difference between the monthly COBRA premium paid by such individual for himself (and his dependents, if applicable) and the monthly premium amount paid by similarly situated active executives, for a period ending upon the earliest of the twelve (12) month anniversary of such termination and the date on which such individual becomes eligible to receive substantially similar coverage from another employer.

Equity Compensation Plan Information

B. Riley Financial, Inc. Amended and Restated 2009 Stock Incentive Plan and 2018 Employee Stock Purchase Plan

Information about the B. Riley Financial, Inc. Amended and Restated 2009 (the “2009 Plan”) equity compensation plan and 2018 Employee Stock Purchase Plan (“ESPP”) at December 31, 2020 was as follows:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(3) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by our stockholders:	1,117,342	(1)	—	3,849,649	(4)
	216,153	(2)	$22.06
Equity compensation plans not approved by our stockholders:			—	1,634,445	(5)
Total	1,333,495		$22.06	5,484,094

____________

(1)      Includes unvested RSU awards granted under our 2009 Plan.

(2)      This amount includes warrants to purchase 16,153 shares of our common stock, issued in connection with our acquisition of Wunderlich securities on July 3, 2017, and warrants to purchase 200,000 shares of our common stock issued on October 28, 2019 in connection with our acquisition of a majority interest in BR Brand Holdings LLC.

(3)      RSU awards listed in column (a) have no associated exercise price. The weighted average exercise price of outstanding Wunderlich and BR Brands warrants is $22.06, reflecting Wunderlich and BR Brands warrant exercise prices of $17.50 and $26.24, respectively.

(4)      Includes 3,347,323 shares remaining available for future issuance under our 2009 Plan and 502,326 shares remaining available for issuance under our ESPP.

(5)      Represents shares available for issuance under the FBR & Co. 2006 Long Term Incentive Plan that was assumed in connection with our acquisition of FBR on June 1, 2017. These shares may be issued to certain employees of the Company under the 2009 Plan.

For more information on our equity compensation plans, see Notes 18 and 19 to the Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended December 31, 2020.

DIRECTOR COMPENSATION

We use cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that members of the Board expend in fulfilling their duties to us, the skill level required of such members and other relevant information. The Compensation Committee and the Board have the primary responsibility for reviewing, considering any revisions to, and approving director compensation. We do not pay our management directors for board service in addition to their regular employee compensation.

Prior to June 30, 2020, each of our non-employee directors has received annual fees of $50,000 in cash, payable in quarterly installments, and $50,000 in equity in the form of restricted stock units under our Amended and Restated 2009 Stock Incentive Plan. Since June 30, 2020, each of our non-employee directors has received annual fees of $75,000 in cash, payable in quarterly installments, and $75,000 in equity in the form of restricted stock units under our Amended and Restated 2009 Stock Incentive Plan. Such restricted stock units are subject to vesting and will vest on the earlier of the date of our next annual meeting or May 21, 2021, subject to continued service on the Board through such vesting date. In addition, each of our non-employee directors shall have the right to receive promptly following the vesting date an amount equal to the product of (i) the number of RSUs vested on such date, multiplied by (ii) the total dividends declared and paid per share of common stock since the date of award. Such vesting is subject to full acceleration in the event of certain change in control transactions for us.

In addition to the foregoing, the chairpersons of the Audit Committee, the Compensation Committee and Corporate Governance Committee receive annual fees of $15,000, $10,000 and $5,000, respectively, and each of our non-employee directors that is a member of the Audit Committee, Compensation Committee and Corporate Governance Committee receives annual fees of $5,000, $2,500 and $2,500, respectively.

From time to time, our non-employee directors may receive additional compensation through equity compensation or otherwise at the discretion of the disinterested directors of the Board for extraordinary service relating to their capacity as members of the Board.

The following table summarizes the total compensation that members of the Board (other than directors who are named executive officers) earned during the fiscal year ended December 31, 2020 for services rendered as members of the Board.

Name(1)	Fees Earned or Paid in Cash(4) ($)	Stock Awards(5) ($)	Total ($)
Robert D’Agostino	86,456	75,000	161,456
Robert L. Antin	80,165	75,000	155,165
Michael J. Sheldon	75,165	75,000	150,165
Randall E. Paulson(2)	42,857	75,000	117,857
Mimi K. Walters	74,618	75,000	149,618
Mikel H. Williams	90,165	75,000	165,165
Todd D. Sims(3)	54,464	75,000	129,464

____________

(1)      Bryant R. Riley, a member of the Board, our Chairman and Co-Chief Executive Officer, and Thomas J. Kelleher, a member of the Board and our Co-Chief Executive Officer are not included in this table because as employees Messrs. Riley and Kelleher received no additional compensation for services as directors for 2020. The compensation received by Messrs. Riley and Kelleher as our employees is shown in the summary compensation table provided above in “Executive Compensation-Summary Compensation Table.”

(2)      Randall E. Paulson was appointed as director effective June 18, 2020.

(3)      Todd D. Sims resigned as director effective September 14, 2020. See footnote 5 for details on his stock award treatment upon resignation.

(4)      The fees paid in cash also include accrued dividend rights paid on RSU awards.

(5)      The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock units granted to the applicable director in 2020 calculated in accordance with FASB ASC 718. We granted 3,456 restricted stock units to Messrs. D’Agostino, Antin, Paulson, Sheldon, Sims, Williams and Ms. Walters on June 18, 2020 for such directors’ annual stock grant of $75,000 as a non-employee director. The grant date fair value of the restricted stock units was $21.70 per share on June 18, 2020. All awards vest on the earlier of May 21, 2021 or our 2021 annual meeting. Upon Mr. Sims resignation on September 14, 2020, a prorated portion of his RSUs awarded June 18, 2020 vested on an accelerated basis, and the balance of the award was cancelled. In addition, each of our non-employee directors shall have the right to receive promptly following the vesting date an amount equal to the product of (i) the number of RSUs vested on such date, multiplied by (ii) the total dividends declared and paid per share of common stock since the date of award. Vesting for all such awards is subject to full acceleration in the event of certain change in control transactions with respect to us and is contingent upon continued service of the applicable director on the Board through the applicable vesting date. As of December 31, 2020, a total of 20,736 restricted stock units granted to Messrs. D’Agostino, Antin, Paulson, Sheldon, and Williams, and Ms. Walters remain outstanding. Mr. Sims has no outstanding non-employee director shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the shares of our common stock as of April 12, 2021, by (i) each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock; (ii) each named executive officer listed in the Summary Compensation Table; (iii) each of our directors; and (iv) all of our executive officers and directors as a group.

Name or Group of Beneficial Owners(1)	Shares Beneficially Owned(2)
	Number	Percent
Directors and Named Executive Officers:
Bryant R. Riley(3)	5,569,648	20.5%
Thomas J. Kelleher(4)	722,071	2.7%
Phillip J. Ahn	152,020	*
Kenneth Young	136,121	*
Andrew Moore	186,144	*
Alan N. Forman	86,495	*
Robert D’Agostino	138,509	*
Robert L. Antin	212,934	*
Michael J. Sheldon	23,660	*
Mimi K. Walters	5,701	*
Mikel H. Williams	64,038	*
Randall E. Paulson	88,343	*
Executive officers and directors as a group (13 persons):	7,432,804	27.3%
5% Stockholders:
Daniel Asher and associated persons(5)	2,444,840	9.0%
Neil S. Subin as President and Manager of MILFAM LLC. and associated persons(6)	1,819,030	6.7%

____________

*        Represents less than 1%.

(1)      Unless otherwise indicated, the business address of each holder is c/o B. Riley Financial, Inc., 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

(2)      Applicable percentage ownership is based on 27,194,909 shares of our common stock outstanding as of April 12, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and is based on voting and investment power with respect to shares, subject to the applicable community property laws. Shares of our common stock subject to options or other contractual rights currently exercisable, or exercisable within 60 days after April 12, 2021, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.

(3)      Represents 4,941,676 of our common shares beneficially owned by Mr. Riley directly or jointly with his wife; 25,688 of our common shares beneficially owned by Mr. Riley in custodial accounts for his children; 84,369 of our common shares held of record by the B. Riley and Co., LLC 401(k) Profit Sharing Plan FBO Bryant Riley, which we refer to as the Riley profit sharing plan; 317,915 common shares held directly by BRC Partners Opportunity Fund, LP, a Delaware limited partnership (“BRPLP”). Mr. Riley holds investment authority and pecuniary interest in BRPLP, and as such, may be deemed to indirectly beneficially own the shares of common stock held by BRPLP; and 200,000 of our common shares held of record by the Robert Antin Children Irrevocable Trust dtd 1/1/01, which we refer to as the Antin Trust. Mr. Riley serves as the trustee of the Riley profit-sharing plan and the Antin Trust and, as such, has the power to vote or dispose of the securities held of record by each of the Riley profit-sharing plan and the Antin Trust and may be deemed to beneficially own such securities. Mr. Riley pledged as collateral 4,389,553 shares in favor of Axos Bank pursuant to the terms of a Credit Agreement and Pledge Agreement, each dated as of March 19, 2019. The business address of each of Mr. Riley, the Riley profit-sharing plan and the Antin Trust is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

(4)      Represents 233,323 of our common shares beneficially owned by Mr. Kelleher, 459,848 of our common shares held of record by Mr. Kelleher and M. Meighan Kelleher as trustees for the Kelleher Family Trust, 20,000 of our common shares held by Mr. Kelleher’s self-directed IRA, Thomas John Kelleher IRA, 5,600 of our common shares held with dispositive power for Mary Meighan Kelleher IRA, 1,100 of our common shares held with dispositive power for Lyndsey Kelleher, 1,100 of our common shares held with dispositive power for Kaitlin Kelleher and 1,100 of our common shares held with dispositive power for Mackenna Kelleher.

(5)      An amended Schedule 13D filed with the SEC on November 13, 2020 indicates that, as of November 13, 2020, Daniel Asher had (i) sole voting and dispositive power over 444,840 of our common shares, and (ii) with DJ Fund Investments, LLC and associated persons, shared voting and dispositive power over 2,000,000 of our common shares. The business address of Daniel Asher and associates is: c/o Equitec Group LLC, 111 W. Jackson Blvd., Suite 2000, Chicago, IL 60604.

(6)      A Schedule DEF 14 filed with the SEC on May 11, 2020 indicates that, as of May 11, 2020, Neil S. Subin, who has succeeded to the position of President and Manager of MILFAM LLC, which serves as manager, general partner, or investment advisor of a number of entities formerly managed or advised by the late Lloyd I. Miller, III. Mr. Subin also serves as trustee of a number of Miller family trusts had (i) sole voting and dispositive power with respect to 1,819,030 of our common shares as (A) manager of a limited liability company that is the adviser to certain trusts, (B) manager of a limited liability company that is the general partner of a certain limited partnership, (C) manager of a limited liability company, and (D) an individual, and (ii) shared voting and dispositive power with respect to 202,649 of our common shares as (A) an advisor to the trustee of a certain trust, and (B) with respect to shares owned by Mr. Miller’s wife. The business address of Neil S. Subin is 3300 South Dixie Hwy, Suite 1-365, West Palm Beach, FL 33405.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is comprised of independent directors as required by the listing standards of The Nasdaq Stock Market, Inc. and the rules of the SEC. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, accounting principles and internal controls. The Company’s independent public accountants are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2020 with management and the Company’s independent public accountants. The Audit Committee has discussed with the Company’s independent public accountants the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent public accountants required by the applicable requirements of the Public Company Accounting Oversight Board and it has discussed with the Company’s independent public accountants their independence from the Company.

The members of the Audit Committee are not engaged in the accounting or auditing profession. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the Company’s independent public accountants. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s independent public accountants meet the applicable standards for independent public accountants independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Mikel H. Williams Robert D’Agostino Randall E. Paulson

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

Respectfully submitted,
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Robert D’Agostino Robert L. Antin Michael J. Sheldon

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to B. Riley Financial, Inc., c/o Corporate Secretary, 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025 or call Investor Relations at (310) 966-1444. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2022 proxy statement, a stockholder’s proposal must be received by us no later than December 21, 2021, unless the date of our 2022 Annual Meeting of Stockholders is more than 30 days before or after May 27, 2022 (the one-year anniversary date of the Annual Meeting), in which case such proposals must be received by the Company a reasonable time before the Company begins to print and send applicable proxy materials. In addition, stockholder proposals must otherwise comply with Rule 14a-8 under the Exchange Act.

Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations, including those that are not to be included in such proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days or more than 90 days prior to the first anniversary of the previous year’s annual meeting of stockholders for our 2022 annual meeting of stockholders, or March 28, 2022 and February 26, 2022, unless the date of the 2022 annual meeting of stockholders is more than 30 days before or 70 days after the one-year anniversary of the Annual Meeting, in which case notice by the stockholder must be delivered not earlier than 90 days prior to the annual meeting and not later than the later of (a) 60 days prior to such annual meeting or (b) the tenth day following the date on which we first make a public announcement of the date of the annual meeting.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2021 proxy statement stockholder proposals that we are not required to include under the Exchange Act.

ANNUAL REPORT

Our 2020 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2020 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at our annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Bryant R. Riley
Chairman and Co-Chief Executive Officer

Appendix A

B. Riley Financial, Inc.

2021 STOCK INCENTIVE PLAN

B. Riley Financial, Inc.
2021 STOCK INCENTIVE PLAN

ARTICLE I
GENERAL

1.1    Purpose

The purpose of the B. Riley Financial, Inc. Stock Incentive Plan (as amended from time to time, the “Plan”) is to help the Company (as hereinafter defined): (1) attract, retain and motivate key employees (including prospective employees), consultants and non-employee directors of B. Riley Financial, Inc., a Delaware corporation (the “Company”); (2) align the interests of such persons with the Company’s stockholders; and (3) promote ownership of the Company’s equity. Upon approval of the Plan by the Company’s stockholders, the B. Riley Financial, Inc. Amended and Restated 2009 Stock Incentive Plan (the “2009 SIP”) shall be terminated, and no new awards may be granted under the 2009 SIP after such date.

1.2    Definitions of Certain Terms

For purposes of the Plan, the following terms have the meanings set forth below:

1.2.1      “2009 SIP” has the meaning set forth in Section 1.1.

1.2.2      “Acquisition Awards” has the meaning set forth in Section 1.6.1.

1.2.3      “Affiliate” means, with respect to any person, any other person that directly or indirectly controls or is controlled by or under common control with such person. For the purposes of this definition, “control,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have correlative meanings.

1.2.4      “Award” means an award made pursuant to the Plan.

1.2.5      “Award Agreement” means the written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

1.2.6      “Board” means the Board of Directors of the Company.

1.2.7      “Business Combination” has the meaning provided in the definition of Change in Control.

1.2.8      “Cause” means (a) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Cause,” “Cause” as defined in that agreement or (b) with respect to any other Grantee, the occurrence of any of the following: (i) such Grantee’s conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction, (ii) such Grantee’s attempted commission of, or participation in, a fraud or theft against the Company or any client of the Company, (iii) such Grantee’s engagement in gross negligence or misconduct that causes financial or reputational harm to the Company or its Affiliates, (iv) such Grantee’s repeated failure to substantially perform his or her duties and responsibilities to the Company (other than failure resulting from incapacity due to mental or physical illness or injury or from any permitted leave required by law) or (v) such Grantee’s material violation of any contract or agreement between the Grantee and the Company (including any restrictive covenant agreements) or any written Company policy (including any code of conduct). The foregoing definition does not in any way limit the Company’s ability to terminate a Grantee’s employment or consulting relationship at any time.

1.2.9      “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing Shares.

1.2.10    “Change in Control” means the occurrence of any of the following events:

(a)     during any period of not more than 24 months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(b)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities:  (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);

(c)     the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”); or

(d)    the consummation of a sale of all or substantially all of the Company’s and its Subsidiaries’ assets on a consolidated basis to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other to an Affiliate of the Company; or

(e)     the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.

1.2.11    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

1.2.12    “Committee” has the meaning set forth in Section 1.3.1.

1.2.13    “Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.3.

1.2.14    “Company” has the meaning set forth in Section 1.1.

1.2.15    “Company Voting Securities” has the meaning provided in the definition of Change in Control.

1.2.16    “Consent” has the meaning set forth in Section 3.3.2.

1.2.17    “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render services to such entity, as to whom the registration of an offer or sale of the Company’s securities to such person pursuant to a Registration Statement on Form S-8 is available.

1.2.18    “Covered Person” has the meaning set forth in Section 1.3.4.

1.2.19    “Director” means a member of the Board.

1.2.20    “Effective Date” has the meaning set forth in Section 3.24.

1.2.21    “Employee” means a regular, active employee and/or a prospective employee of the Company, but not including a Non-Employee Director.

1.2.22    “Employment” means a Grantee’s performance of services for the Company, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.

1.2.23    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.24    “Fair Market Value” means, with respect to a Share, the closing price reported for the Common Stock on the applicable date as reported on the Nasdaq Global Market or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

1.2.25    “Good Reason” means (a) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Grantee, the definition of “Good Reason” in the applicable Award Agreement, if any.

1.2.26     “Grantee” means an Employee, Consultant or Non-Employee Director who receives an Award.

1.2.27    “Incentive Stock Option” means a stock option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

1.2.28    “Incumbent Directors” has the meaning provided in the definition of Change in Control.

1.2.29    “Non-Employee Director” means any director of the Company who is not an employee of the Company.

1.2.30    “Non-Qualifying Transaction” has the meaning provided in the definition of Change in Control.

1.2.31    “Other Stock-Based or Cash-Based Awards” has the meaning set forth in Section 2.8.1.

1.2.32    “Performance-Based Awards” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 2.8.2 pursuant to such terms as are approved by the Committee. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Committee may determine that cash or other property may be used in payment of Performance-Based Awards.

1.2.33    “Performance Criteria” means the one or more criteria that the Committee will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be, but is not required to be, based on any one of, or combination of, the following as determined by the Committee: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes- Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, comarketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee.

1.2.34    “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period, which shall include the following actions: (1) exclude restructuring and/or other nonrecurring charges; (2) exclude exchange rate effects; (3) exclude the effects of changes to generally accepted accounting principles; (4) exclude the effects of any statutory adjustments to corporate tax rates; (5) exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) exclude the dilutive effects of acquisitions or joint ventures; (7) assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

1.2.35    “Performance Period” means the period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Grantee’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

1.2.36     “Plan” has the meaning set forth in Section 1.1.

1.2.37    “Plan Action” has the meaning set forth in Section 3.3.1.

1.2.38    “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

1.2.39    “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.40    “Share Limit” has the meaning set forth in Section 1.6.1.

1.2.41    “Shares” means shares of Common Stock.

1.2.42    “Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which the Company, directly or indirectly, owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of the then-outstanding stock or other equity interests.

1.2.43    “Surviving Entity” has the meaning provided in the definition of Change in Control.

1.2.44    “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any Subsidiary or parent corporation of the Company.

1.2.45    “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.

1.3    Administration

1.3.1      The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:

(a)     exercise all of the powers granted to it under the Plan;

(b)    construe, interpret and implement the Plan and all Award Agreements;

(c)     prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;

(d)    make all determinations necessary or advisable in administering the Plan;

(e)     correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f)     amend the Plan to reflect changes in applicable law;

(g)    grant, or recommend to the Board for approval to grant, Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of Employment on such Awards and conditioning the vesting of, or the lapsing of any applicable vesting restrictions or other vesting conditions on, Awards upon the attainment of Performance Goals and/or upon continued service;

(h)    amend any outstanding Award Agreement in any respect including, without limitation, to

(1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award),

(2) accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award),

(3) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions or

(4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities); and

(i)     determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 3.14,

(1) Awards may be

(A) settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement),

(B) exercised or

(C) canceled, forfeited or suspended,

(2) Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee,

(3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Company with respect to any Awards,

(4) Awards may be settled by the Company, any of its Subsidiaries or affiliates or any of their designees and

(5) the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset.

1.3.2      Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken will be as fully effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.3.3      Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

1.3.4      No member of the Committee or any person to whom the Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company against and from:

(a)     any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith, and

(b)    any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice.

The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s certificate of incorporation or bylaws, pursuant to any individual indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

1.4    Persons Eligible for Awards

Awards under the Plan may be made to Employees, Consultants and Non-Employee Directors.

1.5    Types of Awards Under Plan

Awards may be made under the Plan in the form of cash-based or stock-based Awards. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock:

(a)     stock options,

(b)    stock appreciation rights,

(c)     restricted shares,

(d)    restricted stock units,

(e)     dividend equivalent rights and

(f)     performance-based shares or other equity-based or equity-related Awards (as further described in Section 2.8), that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6    Shares of Common Stock Available for Awards

1.6.1      Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the total number of Shares that may be granted under the Plan will be (i) 3,844,965 Shares plus (ii) Shares subject to outstanding Awards under the 2009 SIP as of the Effective Date that, on or after the Effective Date, expire or are forfeited, terminated or cancelled for any reason without having been exercised or settled in full (the sum of (i) plus (ii), the “Share Limit”), which Share Limit is subject to the adjustments provided for in Section 1.6.3 of the Plan. Shares of Common Stock subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of shares that may be granted under the Plan. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements.

1.6.2      Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), or expires or is settled for cash (in whole or in part), to the extent of such forfeiture, or expiration or cash settlement will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee or withheld by the Company in payment of the exercise price of a stock option will not again be available for Awards, but Shares withheld by the Company to satisfy any tax withholding obligation with respect to an Award will again be available for Awards.

1.6.3      Adjustments. The Committee will:

(a)     adjust the number of Shares authorized pursuant to Section 1.6.1,

(b)    adjust the number of Shares set forth in Section 2.3.2 that can be issued through Incentive Stock Options and

(c)     adjust the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A of the Code.

ARTICLE II
AWARDS UNDER THE PLAN

2.1    Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.14, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2    No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of the Company with respect to Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.6.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the Shares are delivered, or in the event the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.

2.3    Options

2.3.1      Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.3.2      Incentive Stock Options. At the time of grant, the Committee will determine:

(a)     whether all or any part of a stock option granted to an eligible Employee will be an Incentive Stock Option and

(b)    the number of Shares subject to such Incentive Stock Option; provided, however, that

(1)     the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any fiscal year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000 and

(2)     no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option. No more than 3,844,965 Shares (as adjusted pursuant to the provisions of Section 1.6.3) that can be delivered under the Plan may be issued through Incentive Stock Options.

2.3.3      Exercise Price. The exercise price per share with respect to each stock option will be determined by the Committee but, except as otherwise permitted by Section 1.6.3, may never be less than the Fair Market Value of a share of Common Stock (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value). Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its Fair Market Value as of the trading day immediately prior to the date of grant of the Award of stock options.

2.3.4      Term of Stock Option. In no event will any stock option be exercisable after the expiration of 10 years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 5 years) from the date on which the stock option is granted.

2.3.5      Vesting and Exercise of Stock Option and Payment for Shares. A stock option may vest and be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and set forth in the applicable Award Agreement. Subject to any limitations in the applicable Award Agreement, any Shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option.

To exercise a stock option, the Grantee must give written notice to the Company specifying the number of Shares to be acquired and accompanied by payment of the full exercise price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:

(a)     personal check,

(b)    Shares, based on the Fair Market Value as of the exercise date,

(c)     any other form of consideration approved by the Company and permitted by applicable law, and

(d)    any combination of the foregoing.

The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.

The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on Certificates and issuing stop-transfer notices to agents and registrars. If a Grantee so requests, Shares acquired pursuant to the exercise of a stock option may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4    Stock Appreciation Rights

2.4.1      Grant.    Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.4.2      Exercise Price.    The exercise price per share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.3, may never be less than the Fair Market Value of a share of Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its Fair Market Value as of the trading day immediately prior to the date of grant of the Award of stock appreciation rights.

2.4.3      Term of Stock Appreciation Right.    In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the stock appreciation right is granted.

2.4.4      Vesting and Exercise of Stock Appreciation Right and Delivery of Shares.    Each stock appreciation right may vest and be exercised in such installments as may be determined in the applicable Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable vesting date may be exercised thereafter at any time before the final expiration of the stock appreciation right.

To exercise a stock appreciation right, the Grantee must give written notice to the Company specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, Shares, cash or other securities or property, or a combination thereof, as specified by the Committee, equal in value to:

(a)     the excess of:

(1)    the Fair Market Value of a share of Common Stock on the date of exercise over

(2)    the exercise price of such stock appreciation right

multiplied by

(b)    the number of stock appreciation rights exercised, will be delivered to the Grantee.

Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements. If a Grantee so requests, Shares acquired upon the exercise of a stock appreciation right may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.5    Restricted Shares

2.5.1      Grants.    The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such restricted shares, the Grantee will have the rights of a stockholder with respect to the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted shares will be issued a Certificate in respect of such shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such shares. In the event that a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time such restrictions lapse. The Fair Market Value of restricted shares upon vesting will be determined based on the closing price per share of common stock on the trading day immediately prior to the vesting date.

2.5.2      Right to Vote and Receive Dividends on Restricted Shares.    Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. If provided in the applicable Award Agreement, during the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon any restricted share will be paid to the relevant Grantee (any extraordinary dividends or other extraordinary distributions will be treated in accordance with Section 1.6.3).

2.6    Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the applicable Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common Stock, cash or other securities or property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee. The Fair Market Value of restricted stock units upon vesting and delivery will be determined based on the closing price per share of common stock on the trading day immediately prior to such date.

2.7    Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A of the Code), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided that in no event may such payments be made unless and until the underlying Award vests.

2.8    Other Stock-Based or Cash-Based Awards

2.8.1      Grant.    The Committee may grant other types of equity-based, equity-related or cash-based Awards (including retainers and meeting-based fees and the grant or offer for sale of unrestricted Shares, performance share awards or performance units settled in cash) (“Other Stock-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8.2      Performance-Based Awards.

(a)     Establishment of the Performance Period, Performance Goals and Formula. A Grantee’s Performance-Based Award will be determined based on the attainment of written objective Performance Goals approved by the Committee for a Performance Period established by the Committee.

(b)    Performance Criteria. The Performance Goals will be based on Performance Criteria determined by the Committee from time to time, and as may be adjusted, modified or amended by the Committee.

(c)     Certification of Performance. Following the completion of each Performance Period, the Committee will have the sole discretion to determine whether the applicable Performance Goals have been met with respect to a given Grantee and, if they have, will determine the amount of the applicable Performance-Based Award. The amount of the Performance-Based Awards determined by the Committee for a Performance Period will be paid to the Grantee at such time as determined by the Committee in its sole discretion after the end of such Performance Period.

2.9    Repayment If Conditions Not Met

If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, and that the failure to satisfy such terms and conditions is material, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) with respect to restricted shares, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such restricted shares and (c) with respect to restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered with respect to the applicable delivery date, in each case with respect to clauses (a), (b) and (c) of this Section 2.9, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

2.10  Minimum Vesting

All Awards shall be subject to a minimum vesting schedule of at least twelve months following the date of grant of the Award, provided that vesting may accelerate in connection with death, Retirement, a Change in Control or other involuntary termination. Notwithstanding the foregoing, up to 5% of the Shares available for grant under the Plan may be granted with a minimum vesting schedule that is shorter than that mandated in this Section 2.10.

ARTICLE III
MISCELLANEOUS

3.1    Amendment of the Plan

3.1.1      Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.3, 1.6.3 and 3.7, no such amendment may materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent. Subject to Sections 1.3, 1.6.3 and 3.7, an Award Agreement may not be amended to materially adversely impair the rights of a Grantee without the Grantee’s consent.

3.1.2      Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment of the Plan will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code will be effective without the approval of the Company’s stockholders.

3.2    Tax Withholding

Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax),

(a)     the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable),

(b)    the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or

(c)     the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.

3.3    Required Consents and Legends

3.3.1      If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then, subject to Section 3.15, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.3.2      The term “Consent” as used in this Article III with respect to any Plan Action includes:

(a)     any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States,

(b)    any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made,

(c)     any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency,

(d)    any and all consents by the Grantee to:

(i)     the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan,

(ii)    the Company’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and

(iii)   the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on Shares delivered under the Plan and

(e)     any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.

3.4    Right of Offset

The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

3.5    Nonassignability; No Hedging

Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than (a) by will, (b) by the laws of descent and distribution or (c) to any trust established solely for the benefit of the applicable Grantee or the Grantee’s Immediate Family (as defined below), and all such Awards (and any rights thereunder) will be exercisable during the life of the

Grantee only by the Grantee, the Grantee’s legal representative or the trustee, as applicable. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Notwithstanding the foregoing, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6    Change in Control

3.6.1      Unless otherwise provided in the applicable Award Agreement, the Committee will determine the treatment of a Grantee’s award in the event of a Change in Control pursuant to Section 3.6.2. Unless the Committee determines otherwise or as otherwise provided in the applicable Award Agreement, as of the Change in Control date, any outstanding Performance-Based Awards shall be deemed earned at the target level with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.

3.6.2      Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for an amount of cash or securities equal to their value, where in the case of stock options and stock appreciation rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined in the sole discretion of the Committee; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of Employment within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; (iv) deem any performance conditions satisfied at target, maximum or actual performance through closing or provide for the performance conditions to continue (as is or as adjusted by the Committee) after closing or (v) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.2 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.

3.7    No Continued Employment or Engagement; Right of Discharge Reserved

Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will (i) confer upon any Grantee any right to continued Employment, or other engagement, with the Company, (ii) interfere in any way with the right of the Company to terminate, or alter the terms and conditions of, such Employment or other engagement at any time or (iii) create any obligation on behalf of the Board to nominate any Non-Employee Director for re-election to the Board.

3.8    Nature of Payments

3.8.1      Any and all grants of Awards and deliveries of shares of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2      All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9    Non-Uniform Determinations

3.9.1      The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

3.9.2      To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, (a) establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules and (b) cause the Company to enter into an agreement with any local Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.

3.10  Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11  Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12  Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the day before the tenth anniversary of the Effective Date, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13  Clawback/Recapture Policy

Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Grantee.

3.14  Section 409A

3.14.1    All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan will govern.

3.14.2    Without limiting the generality of Section 3.14.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:

(a)     any payment due upon a Grantee’s termination of Employment will be paid only upon such Grantee’s separation from service from the Company within the meaning of Section 409A;

(b)    any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will be vested and non-forfeitable upon the Change in Control and any payment will be at the earliest time permitted under Section 409A;

(c)     if the Grantee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), any payment to be made with respect to such Award in connection with the Grantee’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;

(d)    to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

(e)     with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;

(f)     if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(g)    if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award;

(h)    in the event any payments under the Award cannot be made at the time specified under the Award without triggering an excise tax under Section 409A, such payments will be vested and non-forfeitable upon such event and will be made at the earliest time permitted under Section 409A; and

(i)     for purposes of determining whether the Grantee has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.15  Governing Law

THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF Delaware, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

3.16  Disputes; Choice of Forum

3.16.1    The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery for the State of Delaware in and for New Castle County, Delaware or the United States District Court of the District of Delaware, over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company and the Grantee, any aspect of the Grantee’s Employment with the Company or the termination of that Employment. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.16.1 has a reasonable relation to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.16.1.

3.16.2    The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.16.1, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.16 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.16.3    Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the General Counsel of the Company as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.16.4    Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.18, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.17  Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.18  Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

3.19  No Repricing or Reloads

Except as otherwise permitted by Section 1.6.3, reducing the exercise price of stock options or stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the Company’s stockholders. The Company will not grant any stock options or stock appreciation rights with automatic reload features.

3.20  Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.21  No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary contained herein, in no event will the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

3.22  No Third-Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.23  Successors and Assigns of the Company

The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity, including as contemplated by Section 3.6.

3.24  Date of Adoption and Approval of Stockholders

The Plan was adopted by the Board on April 9, 2021 and was approved by the Company’s stockholders on [•] (the “Effective Date”).

3.25  Limits on Compensation to Non-Employee Directors.

No Non-Employee Director of the Company may be granted (in any calendar year) compensation with a value in excess of $500,000, with the value of any equity-based awards based on the accounting grant date value of such award.

B. RILEY FINANCIAL, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2021 The undersigned hereby appoints Phillip J. Ahn and Bryant R. Riley and each of them, as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all of the shares of stock of B. Riley Financial, Inc. which the undersigned may be entitled to vote at the 2021 Annual Meeting of Stockholders to be held at 8:00 a.m. Pacific Time on May 27, 2021 (the “2021 B. Riley Annual Meeting”), and any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the 2021 B. Riley Annual Meeting. The 2021 B. Riley Annual Meeting will be held virtually. In order to attend the virtual meeting, you must register at http://viewproxy.com/brileyfin/2021/htype.asp by 11:59 PM ET on May 24, 2021. On the day of the 2021 B. Riley Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the 2021 B. Riley Annual Meeting are contained in the Proxy Statement in the section titled “Information on How to Attend the Annual Meeting Virtually.” UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 2, 3 AND FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. (Continued and to be signed on the reverse side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 27, 2021: The Proxy Statement and our 2020 Annual Report on Form 10-K are available at: http://www.viewproxy.com/brileyfin/2021.

Please mark your votes like this The Board of Directors recommends a vote “FOR” proposals 2, 3 and “FOR” the nominees for director listed in Proposal 1. 1. The election as directors of the nominees listed below: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Bryant R. Riley 02 Thomas J. Kelleher 03 Robert L. Antin 04 Robert D’Agostino 05 Randall E. Paulson 06 Michael J. Sheldon 07 Mimi K. Walters 08 Mikel H. Williams 2. To ratify the selection of Marcum LLP as our independent FOR AGAINST ABSTAIN registered public accounting firm for the fiscal year ending December 31, 2021. 3. To approve the B. Riley Financial, Inc. 2021 Stock Incentive Plan. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) VIRTUAL CONTROL NUMBER OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the 2021 B. Riley Annual Meeting. If any other matters are properly brought before the 2021 B. Riley Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no specification is made, this proxy will be voted FOR the election of the named nominees as directors in proposal 1, and FOR each of proposals 2 and 3. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date Signature Signature (Joint Owners) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. VIRTUAL CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/RILY Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.